UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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JOHNSON & JOHNSON
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Notice of Annual Meeting
and Proxy Statement

March 11, 2009

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 23, 2009 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect the Directors as named in the Proxy Statement;
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009; and
3.	Transact such other business, including action on a shareholder proposal, as may properly come before the meeting, and any adjournment or postponement.

Shareholders are cordially invited to attend the meeting. Please note our Admission Card procedures:

•	If you are a registered shareholder, there is a box on the proxy card that you should mark to request an Admission Card if you plan to attend.

•	If you are a registered shareholder and vote via the Internet or by telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card.

•	If you are a shareholder whose shares are not registered in your own name and you plan to attend, you must request an Admission Card by writing to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank or broker, must accompany your letter.

If you are unable to attend the meeting, you will be able to access the meeting via the Internet. The Company will broadcast the meeting as a live Webcast through the Johnson & Johnson Web site at www.jnj.com. The Webcast will remain available for replay for three months following the meeting. Visit the Johnson & Johnson Web site at www.jnj.com and click on “Webcasts & Presentations” in the Investor Relations section for details.

By order of the Board of Directors,

Steven M. Rosenberg
Secretary

YOU CAN VOTE IN ONE OF FOUR WAYS:

(1)	Visit the Web site noted on your proxy card to vote via the Internet;

(2)	Use the telephone number on your proxy card to vote by telephone;

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail; or

(4)	Attend the meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2009: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/annual-reports.cfm.

GENERAL INFORMATION

Shareholders Entitled to Vote.  Shareholders of record of the Common Stock of the Company at the close of business on February 24, 2009, are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 2,767,643,581 shares outstanding.

Each matter to be submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote.  Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:

(1) Via Internet: Go to the Web site listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

(3) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4) In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.

Changing Your Vote.  You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by ballot at the meeting.

Proxy Solicitation.  The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the shareholders on or about March 11, 2009 concurrently with the mailing of the Company’s 2008 Annual Report to Shareholders. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $15,000, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Electronic Access to Proxy Materials and Annual Report.  This Proxy Statement and the Company’s 2008 Annual Report are available on the Company’s Web site at www.investor.jnj.com/annual-reports.cfm. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, shareholders can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will gain faster access to your proxy materials, save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare.com/US/ecomms, or www.computershare.com/econsent for employees holding shares in one of the Johnson & Johnson employee savings plans. If you vote via the Internet, simply follow the prompts that will link you to that Web site. Street name shareholders who wish to enroll for electronic access should review the information provided in the proxy materials mailed to them by their bank or broker.

Reduce Duplicate Mailings.  The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future Annual Reports (commonly referred to as “householding”). To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give the Company instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

Johnson & Johnson Employee Savings Plans.  If you are an employee of a Johnson & Johnson company and hold shares in one of the Company’s employee savings plans, you will receive one proxy card which covers those shares held for you in your savings plan, as well as any other shares registered in your own name (but, not shares held in street name). If you vote via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 21, 2009, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential from the Company). In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either Plan and do not vote, the Plan Trustee will vote your shares in direct proportion to the shares held in that Plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the Plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Advance Notice of Shareholder Proposals and Other Items of Business.  To be included in the Proxy Statement and proxy card for the 2010 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company at its principal office on or before November 11, 2009. In addition, under the terms of the Company’s By-Laws, a shareholder who intends to present an item of business at the 2010 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Company on or before November 11, 2009. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

ITEM 1: ELECTION OF DIRECTORS

Nominees.  There are 10 nominees for election as Directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby “For” or “Against” the persons nominated for election as Directors or “Abstain” from voting, as instructed. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

All of the nominees were elected to the Board at the last Annual Meeting. All of the nominees are currently serving as Directors of the Company. Under the Principles of Corporate Governance, the Board has set a mandatory retirement age for Directors of 72. Arnold G. Langbo will turn 72 prior to the Annual Meeting. The Board has asked Mr. Langbo to serve another term as Director on an exception basis.

Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Mary Sue Coleman, Ph.D., President, University of Michigan

Dr. Coleman, 65, was elected to the Board of Directors in 2003 and is a member of the Audit Committee and the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a professor of biological chemistry in the University of Michigan Medical School and a professor of chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Director of Meredith Corporation and a Trustee of the John S. and James L. Knight Foundation and the Gerald R. Ford Foundation.

James G. Cullen, Retired President and Chief Operating Officer, Bell Atlantic Corporation

Mr. Cullen, 66, was elected to the Board of Directors in 1995 and is the Presiding Director of the Board, Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Neustar, Inc., Prudential Financial, Inc. and Eisenhower Medical Center and a Director and non-executive Chairman of Agilent Technologies, Inc.

Michael M. E. Johns, M.D., Chancellor, Emory University

Dr. Johns, 67, was elected to the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science & Technology Advisory Committee. He has served since October 2007 as Chancellor of Emory University. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University. As the Executive Vice President for Health Affairs, he oversaw Emory University’s widespread academic and clinical programs in health sciences and led strategic planning initiatives for both patient care and research. In addition, from 1996 to 1997, he served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Past Chair of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. He is a member of the editorial board of the Journal of the American Medical Association (JAMA) and chairs the Publication Committee of the journal Academic Medicine. Dr. Johns is a Director of Genuine Parts Company and AMN Healthcare Services, Inc.

Arnold G. Langbo, Retired Chairman and Chief Executive Officer, Kellogg Company

Mr. Langbo, 71, was elected to the Board of Directors in 1991 and is a member of the Nominating & Corporate Governance Committee and Chairman of the Compensation & Benefits Committee. Mr. Langbo retired as Chairman of Kellogg Company (cereals and convenience foods) in 2000. He had held that position since 1992 after having been President and Chief Operating Officer of Kellogg since 1990. He also served as Chief Executive Officer from 1992 until 1999. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of The Hershey Company, Weyerhaeuser Company and Whirlpool Corporation.

Susan L. Lindquist, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

Dr. Lindquist, 59, was elected to the Board of Directors in 2004 and is a member of the Science & Technology Advisory Committee and the Public Policy Advisory Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, and both the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. She is a member of the Science Advisory Council for the MacArthur Foundation, the Scientific Advisory Board for the Stowers Institute for Medical Research and the External Advisory Board of the Chicago Biomedical Consortium. She is also a Co-Founder of FoldRx Pharmaceuticals, Inc., a private biotechnology start-up company.

Leo F. Mullin, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin, 66, was elected to the Board of Directors in 1999 and is a member of the Audit Committee and Chairman of the Public Policy Advisory Committee. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. (air transportation) in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is a Director of ACE Limited and is a member of both The Business Council and the Advisory Board of the Carter Center. He is currently Chairman of the Board of the Juvenile Diabetes Research Foundation (JDRF) and served as interim Chief Executive Officer of JDRF from July through December 2008.

William D. Perez, Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company

Mr. Perez, 61, was elected to the Board of Directors in 2007 and is a member of the Compensation & Benefits Committee and the Public Policy Advisory Committee. Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Director of the Boys & Girls Club of Chicago and a member of the Cornell University Council.

Charles Prince, Chairman, Sconset Group, LLC; Vice Chairman and Chairman of the Board of Advisors, Stonebridge International LLC; Retired Chairman and Chief Executive Officer, Citigroup Inc.

Mr. Prince, 59, was elected to the Board of Directors in 2006 and is a member of the Compensation & Benefits Committee and Chairman of the Nominating & Corporate Governance Committee. Mr. Prince is currently Chairman of Sconset Group, LLC and Vice Chairman and Chairman of the Board of Advisors of Stonebridge International LLC, a Washington, D.C. based international business strategy firm, which he joined in September 2008. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002, and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975, and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Mr. Prince is a Director of Xerox Corporation and a member of the Council on Foreign Relations and The Business Council. He is also on the Board of Trustees of the Brookings Institution.

David Satcher, M.D., Ph.D., Director, Center of Excellence on Health Disparities, Director, Satcher Health Leadership Institute and Poussaint-Satcher-Cosby Chair in Mental Health, Morehouse School of Medicine

Dr. Satcher, 68, was elected to the Board of Directors in 2002 and is Chairman of the Science & Technology Advisory Committee and a member of the Public Policy Advisory Committee. Dr. Satcher assumed his current post at Morehouse School of Medicine in 2004 and served as the School’s Interim President from 2004 until 2006 and Director of the School’s National Center for Primary Care from 2002 through 2004. In 2002, Dr. Satcher completed his four-year term as the 16th Surgeon General of the United States. He also served as the U.S. Assistant Secretary for Health from 1998 to 2001. From 1993 to 1998, Dr. Satcher served as Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher served as President of Meharry Medical College in Nashville, Tennessee, from 1982 to 1993. Dr. Satcher is a fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. He has received numerous honorary degrees and awards, including the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind, the New York Academy of Medicine Lifetime Achievement Award and the National Association of Mental Illness Distinguished Service Award. Dr. Satcher is a Director of MetLife, Inc., and serves on the boards of Action for Healthy Kids, American Foundation for Suicide Prevention, Kaiser Family Foundation and Task Force for Child Survival and Development.

William C. Weldon, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee

Mr. Weldon, 60, was elected to the Board of Directors and named Vice Chairman of the Board in 2001 and assumed his current responsibilities in 2002. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international management positions before becoming President of Ethicon Endo-Surgery in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. He was appointed to the Executive Committee and named Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon is also a Director of J.P. Morgan Chase & Co. Mr. Weldon is a member of The Business Council and the Sullivan Alliance to Transform America’s Health Profession. He is a Trustee of Quinnipiac University and serves on the Liberty Science Center Chairman’s Advisory Council. Mr. Weldon also serves as Chairman of the CEO Roundtable on Cancer.

Other Information.  Securities and Exchange Commission (“SEC”) regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee of the Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.

The Board of Directors recommends a vote FOR the election of each of the above-named nominees.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock for each Director and each executive officer named in the tables in the section “Executive and Director Compensation” on pages 43 to 55 of this Proxy Statement (each a “Named Executive Officer”) and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of the Company’s outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Weldon and Deyo are deemed to “control” an additional 7,630,831 shares of the Company’s stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 1,049,378 shares. In the aggregate, these 8,680,209 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 24, 2009 (except shares held in the Company’s Savings Plans, which are included as of February 4, 2009).

	Number of	Common Stock	Shares Under
	Common	Equivalent	Exercisable
Name	Shares(1)	Units(2)	Options(3)

Dominic J. Caruso	13,516	4,165	191,189
Mary Sue Coleman	9,563	8,491	7,600
James G. Cullen	74,131	28,673	26,250
Russell C. Deyo	141,164	21,340	853,130
Colleen A. Goggins	100,539	16,477	671,359
Michael M. E. Johns	8,527	6,035	—
Arnold G. Langbo	8,355	47,662	26,250
Susan L. Lindquist	8,691	6,774	7,600
Leo F. Mullin	14,892	9,238	26,250
William D. Perez	13,333	2,583	—
Christine A. Poon	55,889	16,165	1,010,691
Charles Prince	16,656	4,838	—
David Satcher	8,981	5,971	13,900
William C. Weldon	384,485	41,682	2,635,720
All Directors and executive officers as a group(19)	1,049,378 (4)	232,612	6,431,984

(1)	The shares described as “owned” are shares of the Company’s Common Stock directly or indirectly owned by each listed person and by members of his or her household and are held individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 94,341 of these shares, including 30,000 shares listed as owned by Mr. Cullen, 12,327 shares listed as owned by Mr. Deyo, 900 shares listed as owned by Mr. Langbo, 800 shares listed as owned by Mr. Prince, and 28,847 shares listed as owned by Mr. Weldon.

(2)	Includes Common Stock equivalent units credited to Non-Employee Directors under the Company’s Deferred Fee Plan for Non-Employee Directors and Common Stock equivalent units credited to the executive officers under the Company’s Executive Income Deferral Plan.

(3)	Includes shares under options exercisable on February 24, 2009 and options that become exercisable within 60 days thereafter.

(4)	Includes 44,792 shares pledged as security.

As of February 17, 2009, the following is the only person known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities:

		Amount and Nature
	Name and Address of	of Beneficial
Title of Class	Beneficial Owner	Ownership	Percent of Class

Common Stock	State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	145,462,672 shares	5.2%

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during 2008 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

CORPORATE GOVERNANCE

Director Independence.  The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Standards of Independence: Dr. Coleman, Mr. Cullen, Dr. Johns, Mr. Langbo, Dr. Lindquist, Mr. Mullin, Mr. Perez, Mr. Prince and Dr. Satcher. In addition, Mr. Steven S Reinemund, who served as a Director until April 2008, was independent during his 2008 service period. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of the Company’s Principles of Corporate Governance, which can be found on the Company’s Web site at www.investor.jnj.com/governance/policies.cfm. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, each of the Non-Employee Directors is affiliated with numerous corporations, educational institutions, hospitals, museums and charities, as well as civic organizations and trade associations, many of which have business, charitable or other relationships with the Company. In addition, some of their immediate family members are executive officers or partners of corporations that have business relationships with the Company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the Company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination.

Type of
				Transaction,	2008
		Type of	Relationship to	Relationship or	Aggregate
Director	Organization	Organization	Organization	Arrangement	Magnitude
M. S. Coleman	University of Michigan	Educational institution	Executive officer	Sales of health care products and services; educational and research grants	<1%

J. G. Cullen	Eisenhower Medical Center	Hospital	Director	Sales of health care products and services; rebates	<1%

M. M. E. Johns	Emory University	Educational institution	Employee	Sales of health care products and services; educational and research grants and fellowships	<1%

S. L. Lindquist	Massachusetts Institute of Technology	Educational institution	Employee	Tuition; educational and research sponsorships, fellowships and grants	<1%; <$1 million

	Whitehead Institute for Biomedical Research	Research and educational institution	Employee	Educational and research grants	<1%; <$1 million

L. F. Mullin	Juvenile Diabetes Research Foundation	Charity	Director	Charitable contributions	<1%; <$1 million

Type of
				Transaction,	2008
		Type of	Relationship to	Relationship or	Aggregate
Director	Organization	Organization	Organization	Arrangement	Magnitude
W. D. Perez	Northwestern Memorial Hospital	Hospital	Director	Sales of health care products and services; rebates	<1%

	Wm. Wrigley Jr. Company	Corporation	Director and executive officer	Purchases of raw materials	<1%

C. Prince	The Brookings Institution	Public policy research organization	Trustee	Contributions to educational programs	<1%; <$1 million

	Stonebridge International	Consulting firm	Executive officer	Business consulting fees (non-transactional)	<1%; <$1 million

D. Satcher	Morehouse School of Medicine	Educational institution	Employee	Educational and research fellowships and grants; conference exhibit fees	<1%; <$1 million

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by the Company in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2006, 2007 or 2008. The Company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under the Company’s matching gifts program) did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2006, 2007 or 2008.

Board Meetings.  During 2008 the Board of Directors held seven regularly scheduled and two special meetings. Each Director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served. A discussion of the role of the Board of Directors in the Company’s strategic planning process can be found on the Company’s Web site at www.investor.jnj.com/governance/strategic-planning.cfm.

Annual Meeting Attendance.  It has been the longstanding practice of the Company for all Directors to attend the Annual Meeting of Shareholders. All Directors who were elected to the Board at the 2008 Annual Meeting were in attendance.

Board Committees.  The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, each comprised entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Finance Committee, Public Policy Advisory Committee and Science & Technology Advisory Committee, each comprised of independent directors and members of management.

The following table shows the Directors who are currently members or Chairmen of each of the Board Committees and the number of meetings each Committee held in 2008.

			Nominating &			Science &
		Compensation &	Corporate		Public Policy	Technology
Director	Audit	Benefits	Governance	Finance	Advisory	Advisory
M. S. Coleman(1)	Member					Member
J. G. Cullen(1)(2)	Chairman		Member	Member
M. M. E. Johns(1)		Member				Member
A. G. Langbo(1)		Chairman	Member
S. L. Lindquist(1)					Member	Member
L. F. Mullin(1)	Member				Chairman
W. D. Perez(1)		Member			Member
C. Prince(1)		Member	Chairman
D. Satcher(1)					Member	Chairman
W. C. Weldon				Chairman

Number of meetings in 2008	4(3)	6	4	0	4	4

(1)	Determined to be “independent” under the listing standards of the NYSE.

(2)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(3)	Plus teleconferences held prior to each release of quarterly earnings (four in total).

The Audit Committee assists the Board by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In addition, the Audit Committee assists the Board in oversight of legal compliance programs. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. A copy of the charter of the Audit Committee is available on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters can do so by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/governance/communication.cfm. Such reports may be made anonymously.

The Board has designated Mr. Cullen, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 after determining that he meets the requirements for such designation. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.

The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of the Company’s Directors and executive officers and oversee the management of the various pension, long-term incentive, savings, health and welfare plans that cover the Company’s employees.

The Compensation & Benefits Committee’s duties and responsibilities under its charter with respect to the compensation of the Company’s Directors and executive officers include:

•	setting the Chairman/CEO’s compensation level based on the independent Directors’ annual evaluation of his or her performance;

•	reviewing and providing oversight of the development of the Company’s compensation philosophy and composition of the group of peer companies used for comparison of executive compensation;

•	approving the establishment of competitive targets versus the group of peer companies used for comparison of executive compensation and all equity-based plans requiring shareholder approval;

•	reviewing the eligibility criteria and award guidelines for the compensation programs in which the executive officers participate;

•	reviewing and approving management-recommended compensation actions for the Company’s executive officers, including setting base salaries, annual incentive bonuses, long-term incentive awards, severance benefits and perquisites; and

•	reviewing and approving compensation for the Non-Employee Directors.

The Compensation & Benefits Committee has retained a compensation consultant from Frederic W. Cook & Company for matters related to executive and Director compensation. Frederic W. Cook & Company does not provide any other services to the Company. The compensation consultant reports directly to the Committee. For a description of the nature and scope of the consultant’s assignment, see the section entitled “Compensation Discussion and Analysis — Section I — Governance” on pages 21 and 22 of this Proxy Statement.

The Compensation & Benefits Committee also reviews the compensation philosophy and policies of the Management Compensation Committee (the “MCC”), a non-Board committee comprised of Mr. Weldon (Chairman/CEO), Mr. Caruso (Chief Financial Officer) and Ms. Kaye Foster-Cheek (Vice President, Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers of the Company). The Compensation & Benefits Committee is also responsible for the administration of the Company’s performance bonus and long-term incentive plans and is the approving authority for management recommendations with respect to performance bonuses and long-term incentive awards under those plans. For further discussion of the roles of the Compensation & Benefits Committee, the MCC and the Chairman/CEO in the executive compensation decision-making process, see the section entitled “Compensation Discussion and Analysis — Section I — Governance” on pages 21 and 22 of this Proxy Statement. A copy of the charter of the Compensation & Benefits Committee can be found on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Committee also oversees the process for performance evaluations of the Committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate Governance Committee can be found on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

The Finance Committee is comprised of the Chairman and Presiding Director of the Board. The Committee exercises the management authority of the Board during the intervals between Board meetings. The Finance Committee acts from time-to-time between Board meetings by unanimous written consent in lieu of a meeting. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

The Public Policy Advisory Committee is comprised of independent Directors and the Company’s General Counsel and Vice Presidents for Corporate Affairs, Worldwide Operations, and Government Affairs and Policy. The Public Policy Advisory Committee reviews the Company’s policies, programs and practices on public health issues regarding the environment and the health and safety of employees. The Public Policy Advisory Committee also reviews the Company’s governmental affairs and policies and other public policy issues facing the Company. The Public Policy Advisory Committee advises and makes recommendations to the Board on these issues as appropriate.

The Science & Technology Advisory Committee is comprised of independent Directors and the Company’s Vice President, Science and Technology. It advises the Board on scientific matters, including major internal projects, interaction with academic and other outside research organizations, and the acquisition of technologies and products.

Executive Sessions.  Each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met at least twice during 2008 in Executive Sessions without members of management present. The independent Directors met seven times during 2008 in Executive Sessions, without the Chairman/CEO or any other member of management present, at which the Presiding Director acted as Chairman.

Director Nomination Process.  The Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on the Company’s Web site at www.investor.jnj.com/governance.cfm. These Criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with the Company’s Credo;

•	reputations consistent with the Company’s image and reputation;

•	accomplishments within their respective fields, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background and professional experience.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary at the principal office of the Company at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Presiding Director.  The independent Directors have selected Mr. Cullen to serve as the designated Presiding Director for 2009. Among the duties and responsibilities of the Presiding Director, as described in the Company’s Principles of Corporate Governance and as embedded in the Company’s processes, are the following:

•	Agenda and Schedule for Board Meetings. The Presiding Director reviews in advance the schedule of Board and committee meetings and the agenda for each Board meeting (and requests changes as he or she deems appropriate in order to ensure that the interests and requirements of the independent Directors are appropriately addressed).

•	Executive Sessions. The Presiding Director chairs and has the authority to call and schedule Executive Sessions of the independent Directors.

•	Communication with Management. After each Executive Session of the independent Directors, the Presiding Director communicates with the Chairman to provide feedback and also to effectuate the decisions and recommendations of the independent Directors. In addition, the Presiding Director is expected to act as an intermediary between the Non-Employee Directors and management when special circumstances exist or communication out of the ordinary course is necessary.

•	Communication with Shareholders and Employees. Under the Board’s guidelines for handling shareholder and employee communications to the Board, the Presiding Director is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management, or raise legal, ethical or compliance concerns about Company policies or practices.

Communication with the Board.  Shareholders, employees and others may contact the Board or any of the Company’s Directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933. Shareholders, employees and others may also contact the Board or any of the Non-Employee Directors by using the online submission form on the Company’s Web site at www.investor.jnj.com/governance/communication.cfm. General comments to the Company (including complaints or questions about a product) should be sent by accessing https://secure-www.jnj.com/wps/wcm/jsp/contactus.jsp. The Company’s process for handling shareholder communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/communication.cfm.

Corporate Governance Materials.  Shareholders can see the Company’s Restated Certificate of Incorporation, By-Laws, Principles of Corporate Governance, Charters of the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, Policy on Business Conduct for employees and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Secretary at the Company’s principal address.

Majority Vote Standard in Uncontested Elections.  In February 2009, after careful consideration, the Board of Directors amended the Company’s By-Laws to require that, in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to the Board of Directors of the Company. Recent changes in New Jersey law facilitated this action. In doing so, the Board has adopted a majority standard only for uncontested Director elections. Ballots for uncontested elections, including the election of Directors at the 2009 Annual Meeting, will allow shareholders to vote “For” or “Against” each nominee and also allow shareholders to “Abstain” from voting on any nominee. In accordance with New Jersey law, abstentions will have no effect in determining whether the required majority vote has been obtained.

The Board also made conforming amendments to the policy on “Voting for Directors in Uncontested Elections,” which it had adopted in 2006 as part of the Principles of Corporate Governance. The Board has concluded that this policy will continue to serve an important purpose in uncontested Director elections. Under the Company’s By-Laws and in accordance with New Jersey law, a Director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office with cause by a majority vote of shareholders entitled to vote. Thus, an incumbent Director who fails to receive the required vote for re-election at the Company’s Annual Meeting of Shareholders would continue serving as a Director (sometimes referred to as a “holdover” director), generally until the next meeting of shareholders. In order to address the situation where an incumbent Director receives more votes “Against” his or her re-election than votes “For” his or her re-election in an uncontested election, the policy would continue to require that Director to promptly tender an offer of his or her resignation following certification of the shareholder vote. The Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy. As a result of the Board’s amendments, this policy is now known as the “Director Resignation Policy for Incumbent Directors in Uncontested Elections.”

Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) will still be governed by the plurality standard under New Jersey law. Ballots for contested elections will allow shareholders to vote “For” each nominee or “Withhold” from voting on any nominee, as is typically the practice under the plurality standard. The Director Resignation Policy for Incumbent Directors in Uncontested Elections will not apply to contested elections.

The Company’s By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found on the Company’s Web site at www.investor.jnj.com/governance/materials.cfm.

TRANSACTIONS WITH RELATED PERSONS

For the period beginning January 1, 2008 and ending March 1, 2009, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except that a brother of Mr. Valeriani, Vice President, Office of Strategy & Growth, is a product director at Centocor, Inc., a wholly-owned subsidiary of the Company, and earned $193,260 in base salary, annual performance bonus and other cash awards in fiscal 2008. His compensation was commensurate with that of his peers. This transaction was duly ratified by the Nominating & Corporate Governance Committee in compliance with the Policy on Transactions With Related Persons described below.

Policies and Procedures. The Company’s written Policy on Transactions With Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest. Related persons would include the Company’s Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of the Company’s outstanding Common Stock.

Under the Company’s Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all Directors and executive officers of the Company have a duty to report to the Chairman, Vice Chairman or the Presiding Director potential conflicts of interest, including transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Presiding Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the Company for service as a Director or executive officer of the Company.

•	transactions with other companies where the related person’s only relationship is as a non-executive employee, less than 10% equity owner, or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

•	contributions by the Company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of Company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee, or party performing similar banking services.

COMPENSATION COMMITTEE REPORT

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 20 through 42, be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

Mr. Arnold G. Langbo, Chairman
Dr. Michael M. E. Johns
Mr. William D. Perez
Mr. Charles Prince

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

In 2008, our executive officers performed well against their business objectives despite economic challenges. While we made strides against our business plans, our organization was affected by the challenging macroeconomic conditions, which have prompted our leaders to consider how to better position our Company for the future. As described in Section III below, the strategic and financial objectives of our executive officers are aligned with the following business priorities:

•	Winning in Health Care

•	Capitalizing on Convergence

•	Accelerating Growth in Emerging Markets

•	Developing Leadership and Talent

In Section III, we describe how our executive officers were compensated for their performance in 2008. Pay for performance is an essential element of our guiding principles. In alignment with our Credo values, it is important that we recognize our executive officers for the results they achieve as well as the manner in which they achieve them. More information on our pay for performance philosophy can be found in Sections II and III. Additional information on the Company’s business results can be found in the Company’s 2008 Annual Report under the Management’s Discussion and Analysis section.

In 2008, the Compensation & Benefits Committee (the “Committee”) reviewed and made important modifications to the compensation and benefit programs to better align them to the Company’s guiding principles.

Recent Changes in Compensation and Benefit Programs

•	Executive Peer Group: In 2008, the Committee modified the Executive Peer Group to eliminate Altria Group, Inc., and add The Boeing Company, Cisco Systems, Inc., Hewlett-Packard Company, Honeywell International Inc. and United Technologies Corporation. The new Executive Peer Group will be used when setting compensation for the 2009 performance year. These changes are described below under “Section II — Compensation Framework and Pay Components — Executive Peer Group.”

•	Annual Performance Bonus: In 2008, the Company eliminated the “business bonus multiplier” from the annual performance bonus program for the executive officers, beginning with the 2008 performance year and impacting bonuses paid in 2009. This change is described below under “Section II — Compensation Framework and Pay Components — Annual Performance Bonus.”

•	Performance Assessment Process: In 2008, the Company introduced a new performance assessment process for senior leaders, including the executive officers, which measures employees on leadership factors as well as business results. This process is described below under “Section III — Performance Assessment and Compensation Decisions — Measuring Success: Individual Performance Assessment.”

•	Pensionable Earnings: In 2008, the Company amended the definition of pensionable earnings under the U.S. Pension Plan to exclude dividend equivalents on unvested units granted under the Certificate of Long-term Compensation (CLC) Plan (formerly referred to as Certificate of Extra Compensation (CEC) Plan), effective February 1, 2009. This change is described in the narrative discussion under the Pension Benefits table on page 51 of this Proxy Statement.

•	Dividend Equivalents: Commencing with the CLC units to be granted in 2010, dividend equivalents will not be paid out as current compensation on CLC units that have not yet vested. This change is discussed below under “Section II — Compensation Framework and Pay Components — Long-Term Incentives — Certificates of Long-term Compensation.”

•	Tax Gross-up on Executive Life Insurance: In 2009, the Company will discontinue the practice of providing a tax gross-up on the Company-paid premiums under the Executive Life Insurance Program. This change is described below under “Section II — Compensation Framework and Pay Components — Executive Perquisites & Other Benefits.’’

Set out below is the Compensation Discussion and Analysis (“CD&A”), which is a discussion of the Company’s executive compensation programs. The CD&A has been organized into four sections:

Section I: — Governance

This section details the roles and responsibilities of the parties involved in the decision-making processes related to the development of the Company’s executive compensation programs, individual performance assessments and the determination of compensation for the Company’s executive officers.

Section II: — Compensation Framework and Pay Components

This section provides an overview of the Company’s executive compensation programs, including how compensation targets are set, what compensation programs are offered and how they work. It is important for anyone reading this Proxy Statement to understand the programs along with the program mechanics before reviewing actual performance and compensation awards for the Named Executive Officers.

Section III: — Performance Assessment and Compensation Decisions

This section summarizes how compensation decisions are made, including the individual performance assessment process and the importance of the Company’s pay for performance philosophy. The performance assessments of the Named Executive Officers, along with the resulting compensation decisions for the most recent performance year, are discussed in detail.

Section IV: — Additional Information Concerning Executive Compensation

This section provides general information on the status of employment agreements and change-in-control arrangements at the Company, along with a description of the Company’s Stock Ownership Guidelines and Executive Compensation Recoupment Policy.

This CD&A demonstrates the emphasis the Company places on its guiding principles — especially accountability for long-term performance — when developing the Company’s compensation programs, setting financial performance goals and strategic objectives and ultimately in assessing executive officers against these goals and objectives.

SECTION I — GOVERNANCE

The Committee, in conjunction with the Management Compensation Committee (MCC) and the Chairman/CEO, is responsible for the compensation program design and decision making process. The Committee is currently, and was for 2008, comprised of four Directors who meet the independence requirements of the NYSE. For 2008, the MCC was comprised of the Company’s Chairman/CEO, Vice Chairman, Chief Financial Officer (CFO), and Vice President, Human Resources.

The Committee retains the services of a compensation consultant from Frederic W. Cook & Company to advise it on the performance of its responsibilities. Since that consultant was retained, and on an ongoing basis, the Compensation & Benefits Committee’s independent compensation consultant will provide services to that Committee, and has not, and will not, perform any other service for the Company.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation & Benefits Committee	• Acts on behalf of the Board by setting the principles that serve to guide the design of the Company’s compensation and benefits programs

• Provides oversight of the development of the compensation philosophy and composition of the Executive Peer Group used for comparison and the setting of competitive compensation target levels

• Ensures that compensation programs and principles are designed to link executive pay with individual performance

• Recommends to the Board the Chairman/CEO’s compensation based on the evaluation of his or her performance by the independent members of the Board of Directors

• Approves all compensation decisions for each executive officer, including base salary levels, annual performance bonuses, long-term incentive awards, and severance benefits

• Approves awards to employees of long-term incentives pursuant to the Company’s long-term incentive plans

• Reviews the design and management of the various pension, savings, health and welfare plans covering employees of the Johnson & Johnson companies

• Reviews the funded status and investment performance of the benefit plan trusts in which benefit assets are invested

Management Compensation Committee	• Designs the compensation programs and human resources policies applicable to management level employees, including executive officers

Independent Members of the Board of Directors	• Participate in the performance assessment process for the Chairman/CEO

• Approve the Chairman/CEO’s compensation

Chairman/CEO	• Reviews and presents to the Committee the performance assessment and compensation recommendations for each of the other executive officers

Independent Compensation Consultant	• Reports directly to the Committee and participates in Committee meetings

• Informs the Committee on market trends, regulatory issues and developments and how they may impact the Company’s executive compensation programs

• On behalf of the Committee:

• Reviews the Company’s compensation strategy and executive compensation programs for alignment with the Company’s strategic business objectives

• Participates in the design of executive compensation programs to ensure the linkage between pay and performance

• Reviews market data and advises the Committee on setting the Chairman/CEO’s pay

• Reviews the annual compensation of the other executive officers as recommended by the Chairman/CEO

SECTION II — COMPENSATION FRAMEWORK AND PAY COMPONENTS

Executive Compensation Philosophy

Guiding Principles

Johnson & Johnson’s executive compensation programs are designed to achieve the Company’s goal of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives that are intended to maximize long-term shareholder value. The primary components of executive compensation include base salary, annual performance bonus and long-term incentives. Compensation levels are set to reflect competitive market practices, as well as Company and individual performance. The Committee has established the following guiding principles for the design of the Company’s compensation programs:

•	Competitiveness — All components of compensation should be set competitively as compared against appropriate peer companies so that the Company can continue to attract, retain and motivate high performing executives in an environment where companies are increasingly competing for high caliber talent.

•	Pay for Performance — All components of compensation should be tied to the performance of the individual executive officer and his or her specific business unit or function and/or the Company overall.

•	Credo Values — While the Company’s pay for performance philosophy should reward the achievement of financial and strategic objectives, the manner in which results are achieved is also important. Therefore, while not always quantifiable, the manner in which employees achieve results should also be a key element of the individual performance review process. During the performance review process, the Company’s set of core values — trustworthiness, respect, responsibility, fairness, caring and citizenship — as set forth in Our Credo should be used to assess how objectives are achieved.

•	Accountability for Short- and Long-Term Performance — Annual performance bonuses and long-term incentives should reward an appropriate balance of short-and long-term financial and strategic business results, with an emphasis on managing the business for the long-term.

•	Alignment to Shareholders’ Interests — Long-term incentives should align the interests of individual executive officers with the long-term interests of the Company’s shareholders.

Importance of Credo Values

For more than 60 years, the Johnson & Johnson Credo has guided the actions of the Company and its executive officers in fulfilling their responsibilities to the Company’s customers, employees, community and shareholders. In assessing the executive officer’s contributions to the Company’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved — whether the decisions and actions leading to the results were consistent with the values embodied in the Credo — and the long-term impact of an executive officer’s decisions. Credo-based behavior is not something that can be precisely measured and, thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with the Company’s Credo values.

Executive Peer Group

The Committee considers relevant market pay practices when setting executive compensation to ensure the Company’s ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of the Company’s executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed on an annual basis, consists of companies that:

•	are similar to the Company in terms of their size (i.e., revenue, net income, market capitalization, gross margin), industry, research and development investment, and/or global presence and participate in executive compensation surveys;

•	have executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities; and

•	compete with the Company for executive talent.

The Executive Peer Group is not identical to the Company’s Competitor Composite, against which Company and business segment financial performance is compared. This is because the Company’s businesses typically compete with companies that are much smaller than the Company as a whole or even than each of the three individual business segments. The Company typically competes for executive talent with companies that fit the criteria described in the bullet points above. A description of the Competitor Composite and how it is used for compensation purposes can be found in “Section III — Performance Assessment and Compensation Decisions — Measuring Success: Individual Performance Assessment.” In addition, the Executive Peer Group does not include companies in industries whose compensation programs are not comparable to that of the Company, such as the financial services or oil and gas industries. On the following page is a table displaying the companies selected and the business characteristics reviewed by the consultant in his evaluation of the Executive Peer Group.

As a result of the annual review of the Executive Peer Group, in 2008 the Committee removed Altria Group, Inc. because their current business model no longer meets the appropriate business characteristics of our Executive Peer Group. In addition, the Committee added five new peer companies which better align with the Company’s operating model and growth strategy: The Boeing Company, Cisco Systems, Inc., Hewlett-Packard Company, Honeywell International Inc. and United Technologies Corporation. The new Executive Peer Group is in effect starting with the 2009 performance year. The 2008 compensation targets and payments were based on the Executive Peer Group in place in the prior year.

The following table lists the companies in the 2008 and/or 2009 Executive Peer Group, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2008:

						Global		Innovation
		Net	Market		Gross	Presence		Emphasis
Company	Revenue	Income	Cap	Common	Margin	(International >	Business	(R&D ≥ 5%
(Ticker Symbol)	(Millions)	(Millions)	(Billions)	Industry	(>40%)	33% of Sales)	Complexity	of Sales)
Abbott Laboratories (ABT)	$29,528	$ 4,881	$ 82.8	✓		✓	✓	✓

Altria Group, Inc. (MO)*	19,356	4,930	31.0	✓	✓	✓

The Boeing Company (BA)**	60,925	2,702	31.0			✓	✓	✓

Bristol-Myers Squibb Company (BMY)	20,597	5,247	46.0	✓	✓		✓	✓

Cisco Systems, Inc. (CSCO)**	39,575	7,492	95.4		✓	✓	✓	✓

The Coca-Cola Company (KO)	31,944	5,807	104.7	✓	✓	✓

General Electric Company (GE)	182,515	17,410	170.0	✓	✓	✓	✓

Hewlett-Packard Company (HPQ)**	118,697	8,050	87.7	✓		✓	✓

Honeywell International Inc. (HON)**	36,556	2,792	23.8			✓	✓

International Business Machines Corporation (IBM)	103,630	12,334	113.1		✓	✓	✓	✓

Merck & Co., Inc. (MRK)	23,850	7,808	64.3	✓		✓	✓	✓

3M Company (MMM)	25,269	3,460	39.9	✓	✓		✓	✓

PepsiCo, Inc. (PEP)	43,251	5,142	85.1	✓	✓	✓

Pfizer Inc. (PFE)	48,296	8,104	119.4	✓	✓		✓	✓

The Procter & Gamble Company (PG)	84,123	14,078	184.6	✓	✓	✓	✓

United Technologies Corporation (UTX)**	58,681	4,689	51.0			✓	✓

Wyeth (WYE)	22,834	4,418	49.9	✓	✓	✓	✓	✓

Johnson & Johnson (JNJ)	$63,747	12,949	$166.0	✓	✓	✓	✓	✓

Johnson & Johnson’s Ranking	5th highest	3rd highest	3rd highest

*	Removed from Executive Peer Group in 2009. No longer carries Common Industry or Global Presence business characteristics in 2009.

**	Added to Executive Peer Group in 2009.

Setting Compensation Targets

Compensation targets are set to ensure the Company can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with like responsibilities. Neither individual nor Company performance is a factor in setting compensation targets, however, they are key drivers in determining actual compensation awards.

An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels. For each executive officer position, 50th and 75th percentile target and actual pay data is gathered for each element of the Company’s executive compensation program: Base Salary, Annual Performance Bonus, Long-Term Incentives and Total Compensation. This data, along with guidance from the Committee’s independent compensation consultant, provides the Committee with an overall picture of how existing targets compare to the Executive Peer Group. The Committee also compares pay targets across positions to determine whether the targets are both internally and externally competitive.

The following table shows the compensation targets approved by the Committee for executive officers.

	Annual Performance	Long-Term	Total
Base Salary	Bonus	Incentives	Compensation
50th Percentile of the Executive Peer Group	50th Percentile of the Executive Peer Group	75th Percentile of the Executive Peer Group	Between the 50th & 75th Percentiles of the Executive Peer Group

The Company believes targeting both base salary and annual performance bonus targets at the 50th percentile competitively positions the pay of its executives versus the Executive Peer Group. While the Company believes cash-based awards are important in motivating executives for the short-term, targeting long-term incentives at the 75th percentile focuses its executives with the greatest ability to impact business results on managing the business for the long-term and reinforces the link between their earnings opportunity and the long-term growth of the Company. The Company’s target pay philosophy positions total compensation for its executive officers between the 50th and 75th percentiles of the Executive Peer Group. Actual compensation may fall outside that range based on a variety of factors, including individual performance, additional responsibilities and length of tenure in a particular position.

Maintaining a long-term perspective is a core part of the Company’s business strategy, which allows management to focus on shaping the Company’s future rather than simply reacting to change. Given the currently volatile nature of the health care industry, the Company has found success in establishing thoughtful processes that focus on the ongoing, future growth of the Company’s business. A long-term view means placing greater emphasis on researching new products and technologies that will enable future growth and looking at investments that will deliver long-term shareholder value. This strategy encourages employees to take calculated risks that capitalize on anticipated changes in all segments of health care. In summary, the long-term focus of the Company’s compensation program is key to motivating the Company’s employees to see the bigger picture and take the time to always consider the future state of the Company when they conduct business.

Components of Executive Compensation

The following table summarizes the major components of the Company’s executive compensation programs.

Component	Purpose	Key Characteristics
Base Salary
•  Reinforces the guiding principle of Competitiveness
•  Salary (merit) increases reinforce Pay for Performance principle
•  Recognizes individual work experience and level of responsibility
•  Recognizes individual performance and maintains internal parity among those performing like jobs
• Fixed compensation • Increases predominately driven by individual performance in last performance year, subject to budgetary constraints • Used to calculate other components of compensation

Annual Performance Bonus
•  Reinforces the guiding principles of Pay for Performance, Accountability for Short- and Long-Term Performance, Competitiveness, and Alignment to Shareholders’ Interests
•  Communicates the annual priorities and key objectives of the business
•  Motivates attainment of short-term goals for the applicable performance period
•  Functions as variable, “at risk” pay that can fluctuate based on individual performance, which includes business unit and/or function, and Company performance
• Variable compensation tied to individual performance in last performance year • Bonus targets are set as a percent of base salary • Awards paid 15% in stock and 85% in cash for executive officers

Long-Term Incentives

Stock Options & Restricted Share Units
•  Reinforces the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests
•  Motivates attainment of long-term goals and support of the Company’s overall business priorities
•  Facilitates executive equity ownership, thereby aligning executives’ interests with those of shareholders

• Variable compensation provided to reward performance over the long-term
• Vests 100% 3 years from grant date
• Stock options expire 10 years from grant date
• No dividend equivalents earned
• Awards granted 75% in stock options and 25% in Restricted Share Units (“RSUs”) for executive officers
• An executive’s previous option and RSU grants and total equity ownership are not considered when making annual option and RSU grants

Certificates of Long-term Compensation
• Reinforces the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests over time
• Aligns employee interests with the long-term operational growth of the Company
• Encourages long-term commitment to the Company over entire career
• Provides a measure of overall Company performance and intrinsic value that is not subject to short-term market volatility

• Variable, deferred compensation that is paid at the end of an employee’s career with the Company
• Vested CLC units are payable only upon retirement or termination
• Units earn dividend equivalents
• Units vest 20% per year from grant date
• Prior unvested grants are considered when making annual grants
• Not granted to every executive every year

In furtherance of the Company’s pay for performance principle, an individual has the opportunity to earn from 0 to 2 times the applicable target for each compensation component based on their individual performance. This broad range allows for meaningful differentiation on a pay for performance basis. However, the Company must also manage to a total available budget for each component, equal to the sum of all employees’ awards at target.

Pay Mix at Target

The Committee does not define a set pay mix for the executive officers. However, as discussed above in the Setting Compensation Targets section, the Company’s compensation program does emphasize long-term compensation versus short-term compensation.

The average pay mix at target for the Chairman/CEO and other executive officers in 2008 is displayed below. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance and business unit/function results.

Base Salary

Base salary is fixed compensation. Annual salary increases are predominately driven by individual performance in the last performance year and are subject to budgetary constraints. The salary increase budget is determined based on a review of salary increase survey data and an analysis of the Company’s employees’ salaries versus the 50th percentile of the market. The 2009 salary increase (merit) budget in the U.S. is 3.0% and the opportunity range is 0% to 6.0%. Annual base salaries for executive officers are reviewed and approved by the Committee in the first quarter of each year for performance in the prior year. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salaries for executive officers other than the Chairman/CEO.

Annual Performance Bonus

The annual performance bonus is variable compensation driven by individual performance in the last performance year. Bonus targets are set as described above under “Setting Compensation Targets”, as a percent of base salary. For the executive officers, awards are paid 15% in stock and 85% in cash. In 2008 the bonus targets for the executive officers, excluding the Chairman/CEO, were set based on a review of competitive market data at the 50th percentile. Bonus targets and maximums are disclosed in Columns F and G of the Grants of Plan-Based Awards — 2008 table on page 48 of this Proxy Statement. Under the Executive Incentive Plan (the “EIP”), annual performance bonuses are approved and paid in the first quarter of each year for performance in the prior year.

In past years, the annual bonus for all eligible employees other than the Chairman/CEO was determined based on individual performance and the application of a “business bonus multiplier.” The business bonus multiplier did not apply to the Chairman/CEO’s bonus since his individual performance goals are already reflective of overall business results. In 2008 the same practice was extended to the executive officers. Thus, beginning with the 2008 performance year, the Chairman/CEO’s and the other executive officers’ bonuses will be measured solely on individual performance. To assess individual performance, the Chairman/CEO will consider both overall company performance and business unit and/or function performance for each of the executive officers. Please refer to “Section III — Performance Assessment and Compensation Decisions” below for more detail on the Company’s individual performance assessment process.

The EIP was approved by the shareholders and is intended to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The Chairman/CEO and the other executive officers participate in the EIP. Under the EIP, payments of annual performance bonuses to executive officers are prohibited unless Consolidated Earnings, as shown on the audited consolidated statement of income of the Company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and Vice Chairman and 0.04% of Consolidated Net Earnings for the other executive officers.

Long-Term Incentives

The Company’s long-term incentives are variable compensation designed to foster our guiding principles of Alignment to Shareholders’ Interests and Accountability for Long-Term Performance. Stock options and RSUs emphasize our commitment to shareholder return while CLCs keep our executives focused on the long-term operational performance of the Company while also encouraging dividend growth. Long-term incentive targets are established using the process described above under “— Setting Compensation Targets.” Once targets are in place, actual awards are determined based solely on individual performance. Please refer to “Section III — Performance Assessment and Compensation Decisions” below for more details on the individual performance assessment process. Participation in these programs is targeted to management-level employees, including the executive officers, who have an ability to impact the Company’s long-term results. For these employees, long-term incentives make up a significant portion of their total compensation.

Stock Options and Restricted Share Units

Annual stock option and RSU awards are approved and granted in the first quarter of each year at the same time that the Committee reviews and approves all components of year-end compensation. For executive officers, stock options and RSUs are granted with an award mix of 75% stock options and 25% RSUs. Stock options are granted at an exercise price equal to the fair market value of the Company’s Common Stock on the grant date (calculated as the average of the high and low stock prices on the NYSE on that date). Stock options and RSUs vest 100% on the third anniversary of the grant date. Stock options and RSUs do not earn dividend equivalents. Stock options expire ten years from the grant date.

Annual stock option and RSU awards for 2007 were granted on February 11, 2008, and annual awards for 2008 were granted on February 9, 2009. Interim stock option and RSU awards are made to new employees during the fiscal year on a fixed quarterly schedule: February 1, May 1, August 1 and November 1. The actual grant date is based on when employment commences and all administrative requirements are met. The Company does not issue stock options with accelerated ownership features. In addition, the Company has not re-priced or re-issued stock options when the stock price has declined to a level below the grant price.

Certificates of Long-term Compensation

Certificates of Long-term Compensation (“CLCs”), formerly known as the Certificates of Extra Compensation, were established in 1947 and reflect the Company’s commitment to the principle of managing the business for the long-term. CLCs are performance units that executive officers are required to hold for the length of their career at the Company. Dividend equivalents are paid quarterly on all CLC units. One of the hallmarks of the CLC program is that the unit value and dividends are based on the Company’s operating performance and are not subject to short-term market volatility.

Purpose.  The CLC program:

•	Reinforces for the participants the guiding principles of Accountability for Long-Term Performance, Pay for Performance, Competitiveness, and Alignment to Shareholders’ Interests over time

•	Aligns the participants’ interests with the long-term operational growth of the Company

•	Encourages the participants’ long-term commitment to the Company over their entire careers

•	Provides a measure of overall Company performance and intrinsic value that is not subject to short-term market volatility

Management believes that the focus on long-term operational performance promoted by the CLC program has benefited the Company and has enhanced total shareholder return since the program’s inception. This focus on long-term operational performance is especially important during times of substantial market volatility. The CLC program has proven to be a valuable recruiting and retention tool, which the Company believes is a competitive advantage.

Unit Valuation.  The CLC unit value is determined annually as of the fiscal year-end based on a formula applied to business performance and is approved by the Board of Directors.

Growth in earnings per share (EPS) is the key driver of the value of a CLC unit. Half of the CLC unit value formula, Earnings-Power Value per Share, grows at about the same rate as 5-year average EPS. The other half of the formula, Net Asset Value per Share, grows largely due to retained earnings per share, which is the portion of EPS reinvested in the Company. Growth in EPS helps to fund the growth in dividend payments to shareholders. As those dividends to shareholders increase, so do the dividend equivalents paid to CLC participants. Therefore, growing earnings is central to growing CLC unit value.

The CLC unit value formula is an average of two components: Net Asset Value per Share and Earnings-Power Value per Share.

•	Net Asset Value per Share* (also known as book value per share) represents assets minus liabilities per share of Common Stock.

•	Earnings-Power Value per Share* is the average five-year adjusted net earnings per share multiplied by 12.5, a fixed price to earnings multiple which has been consistently applied since the inception of the program.

Determination of Grants.  The number of CLC units that may be granted to a participant as part of his or her annual compensation review is determined based on the number of CLC units that will vest in the following year taking into account three factors:

(1)	the target vesting range, determined based on the participant’s position in the Company;

(2)	the actual annual vesting target, determined based on the participant’s individual performance; and

(3)	the number of previously granted CLC units that will vest during the following year.

* Net Asset Value per Share and Earnings-Power Value per Share are adjusted for in-process research and development.

The number of previously granted CLC units that will vest during the following year is subtracted from the number of units targeted to vest determined in accordance with items (1) and (2) above. The difference between the targeted vesting and the actual vesting is used to determine the number of CLCs units to be granted, so the total number of CLC units vesting during the year the grant is made is equal to the established vesting target for the participant.

The number of units granted may vary significantly from year to year based on the number of units vesting from prior grants. In addition, since an executive officer may already be vesting in units at an appropriate level, he or she may not receive a grant every year.

Payment of Unit Value.  The value of a participant’s vested CLC units is paid when the participant leaves the Company based on the CLC unit value at that time. For units vested in 2005 or later, the vested value will be paid out in a single lump sum shortly after termination. For units vested prior to 2005, eligible retiring employees may elect to defer payment for up to 10 years and then receive payment in a single lump sum or up to 15 annual installments.

Dividend Equivalents.  Dividend equivalents are paid on each CLC unit granted, both vested and unvested. The value of the dividend equivalent is equal to the value of the cash dividend paid on a share of the Company’s Common Stock. Dividend equivalents are an important aspect of an executive officer’s compensation package and help support our compensation strategy. Since dividend payments are important to the Company’s investors, the payment of dividend equivalents on CLC units reinforces to the Company’s top managers the importance of sustaining and increasing dividends.

As part of its comprehensive review of all of the Company’s compensation programs, the Compensation & Benefits Committee has determined that, commencing with the CLC units to be granted in 2010, dividend equivalents will not be paid out as current compensation on CLC units that have not yet vested. The Committee is currently evaluating plan design alternatives that will meet the following key objectives:

(1) Ensure that the CLC program reinforces the company’s strong pay for performance philosophy;

(2)	Preserve the effectiveness of the CLC program, including the ability to recruit and retain key executive talent;

(3)	Ensure that the overall compensation packages of our senior level executives remain competitive;

(4)	Emphasize to our senior level executives the importance to shareholders of both current dividend income and long-term performance of the Company.

Executive Perquisites & Other Benefits

The Company-paid employee benefits for the executive officers are the same as those provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to holders of CLCs. The Executive Life Insurance premiums paid for executive officers are disclosed in the All Other Compensation table on page 47 of this Proxy Statement.

In the past, the Company provided a tax gross-up to employees to cover the tax cost associated with the Executive Life Insurance Program premiums paid on their behalf. After reviewing industry practices, it was determined that current external competitive practice no longer supports providing a tax gross-up on Company-paid premiums under the Executive Life Insurance Program, so no further tax gross-ups will be provided.

In addition to the benefits offered to all employees, executives are provided additional benefits that are intended for business purposes. In some cases, these benefits may be used for personal consumption, which would then be considered part of an executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2008, executive perquisites included: access to the Company aircraft for personal travel, access to Company cars and drivers for commutation and other personal transportation, personal meals in the Company’s executive dining room, and reimbursement of home security system monitoring fees.

SECTION III — PERFORMANCE ASSESSMENT AND COMPENSATION DECISIONS

Measuring Success: Individual Performance Assessment

The Company has established a formal individual performance assessment process, which is designed to:

•	Foster a pay for performance culture

•	Encourage the achievement of long-term strategic plans and annual business plans

•	Engage, encourage and motivate executives to work toward their highest level of performance while adhering to the values embodied in Our Credo

•	Accelerate and facilitate the development and deployment of key talent

In 2008, the Company introduced a new approach to this annual assessment. The Chairman/CEO’s business and leadership commitments are agreed to with the Committee. Each of the other executive officers establishes annual business and leadership commitments that he or she will be held accountable for during the year, in agreement with the Chairman/CEO. At the end of the performance period, executives are assessed against these pre-established goals. The Committee uses this process to ensure goals are in place for each executive officer.

Annual business commitments are set in consideration of:

•	Current market conditions for each of the Company’s diverse business groups

•	Expectations for future growth

•	Opportunities to increase the breadth of the Company’s business

•	Past Company performance

•	Long-term strategic plans

•	The comparison to competitor composites

Annual leadership commitments are established to assess:

—	The executive’s effectiveness in developing people and enhancing the human talent of the organization

—	How the individual accomplished his or her business results

For fiscal year 2008, the Committee considered the performance of the executive officers against the following financial metrics. The rationale for why each metric was chosen is provided below.

Metric	Rationale
Sales Growth (operational)	• Important top line measure of the Company’s financial wellness and market leadership positions
• Critical financial metric to ensure future cash growth

Net Income	• Important measure of the Company’s current financial performance and critical component of cash flow

Management Net Income (business group leaders only) Includes a working capital charge and tax allocations. Excludes certain corporate expenses and special items, and financing activities	• Keeps focus on capital-efficient, profitable growth

Free Cash Flow Operating cash flow less capital spending	• Key indicator of the Company’s ability to meet future obligations and allows for creation of new profitable investments
• Allows for the payment of dividends

Cash Flow Metric (business group leaders only) Change in Inventory, Accounts Receivable and Property, Plant & Equipment	• Allows for generation of cash and capital efficiency

Earnings Per Share Growth (EPS)	• Key indicator of intrinsic value of shareholder investment

Shareholder Return	• Key indicator of value creation for investors

The Committee evaluates Sales Growth (operational) and Management Net Income Growth against business plan performance targets and a Competitor Composite for each business group. Net Income and Free Cash Flow are evaluated against business plan only. Shareholder Return is evaluated against a Competitor Composite on a one-year and five-year basis. EPS is evaluated against performance targets. The performance target range is set for each financial goal based on a roll up of business plans at each operating company, business group, and at the overall Company level.

For 2008, the Company’s Competitor Composite consisted of the following companies broken down by business segment:

Pharmaceuticals	Medical Devices and Diagnostics	Consumer

Abbott Laboratories
Amgen Inc.
AstraZeneca PLC
Bristol-Myers Squibb Company
Eli Lilly and Company
GlaxoSmithKline plc
Merck & Co., Inc.
Novartis AG
Pfizer Inc.
Roche Group
Sanofi-Aventis
Schering-Plough Corporation
Wyeth	Abbott Laboratories
  (Vascular & Diagnostics)
Bayer AG (Diagnostics)
Beckman Coulter, Inc.
Boston Scientific Corporation
C. R. Bard, Inc.
Covidien Ltd.
Edwards Lifesciences Corporation
Medtronic, Inc.
The Cooper Companies, Inc.
  (CooperVision)
Roche Group (Diagnostics)
Smith & Nephew plc
St. Jude Medical, Inc.
Stryker Corporation
Synthes, Inc.
Zimmer Holdings Inc.	Beiersdorf AG
Chattem, Inc.
Colgate-Palmolive Company
GlaxoSmithKline plc (OTC)
Kimberly-Clark Corporation
L’Oréal
Novartis AG (OTC)
The Procter & Gamble Company
Schering-Plough
  Corporation (OTC)
Wyeth (OTC)

OTC stands for Over-the-Counter

The Company uses a portfolio of companies for each of the three business segments. These companies are selected based on the following criteria and financial metrics:

•	Strength and consistency of their financial outlook

•	Sales Growth

•	Net Income growth and Net Income margin

•	Earnings per share growth

•	Shareholder returns

•	Global presence

•	Product relevance (i.e., must be a direct competitor to one of Johnson & Johnson’s business lines)

The portfolio of companies is evaluated on an ongoing basis and updated as necessary. In 2008, CIBA Vision Corporation was removed from the Medical Devices and Diagnostics composite because Novartis no longer discloses separate financial information for their Vision Care business line.

As each business group is different, strategic objectives are set based on each executive officer’s unique growth strategy for their business unit or function and take into consideration the challenges that may lay ahead for each business.

For fiscal year 2008, the Company’s business priorities remain the same:

•	Winning in Health Care

•	Capitalizing on Convergence

•	Accelerating Growth in Emerging Markets

•	Developing Leadership and Talent

The strategic objectives set by each executive officer are aligned with meeting these long-term business imperatives. Each executive officer’s strategic objectives fell into one or several of the following categories. The rationale for why each objective was chosen is provided below.

Strategic Objective	Rationale

Growth Strategy:
Create a strategy that articulates the growth actions for both short-term and long-term growth with a focus on new markets and capitalizing on convergent opportunities. Pursue standardization/cost effectiveness initiatives, operational excellence and evaluate and execute on key strategic acquisitions. Explore new market areas and take steps to capitalize on emerging opportunities.
• Develops a strategy for both short-term and long-term actions that the Company will need to take to ensure that it is capitalizing on growth opportunities — organic and acquired

Research & Development Pipeline Develop the product pipeline with the long-term growth of the Company in mind	• Critical to the sustenance of the Company’s business • A strong pipeline of new products is necessary for the Company to meet its growth strategy plans

External Health Care Environment Enhance the Company’s position as an active leader in health care with an influential voice in health care issues
• The Company’s role in shaping the future of the health care industry and the quality of care for its patients and customers is important

• The Company’s role as an educator and its ability to influence access to care and improvements in health-care regulations are critical to the success of the Company’s business and to meeting the tenets set forth in Our Credo

Strategic Objective	Rationale

Reputation Understand and proactively manage the changing dynamics on key issues such as reputation, media/external and investment community communications and social responsibility
• Key to maintaining strong brands

• A measure of how well the Company is meeting its social responsibilities to its communities as outlined in the Credo

• Building relationships with the investment community and media is important in helping investors understand the Company’s business model

Leadership Build the leadership pipeline by enacting effective assessment and development measures that allow the Company to cultivate its leadership and identify high-potential executives
• Identifying future leaders and developing and retaining key talent is critical to the success of the Company’s growth strategy

• Building a diverse workforce is part of the Company’s culture and strengthens ties to its communities and its customers

The Committee receives an assessment from the Chairman/CEO for the executive officers and reviews these assessments, relying on its own judgment and knowledge of the Company to evaluate performance for each of the executive officers. During the performance review meetings, the Committee’s key considerations include:

1. How the executive performed against goals

2. Whether decisions and actions were consistent with Our Credo values

3. Whether the long-term impact of decisions to the Company was considered

Executive Compensation Decisions

2008 Compensation for 2007 Performance

Some of the compensation figures included in the tables in the “Executive and Director Compensation” section of this Proxy Statement were paid to executives in 2008 for performance in 2007. The decisions regarding these awards and payments were discussed in detail in the Company’s 2008 Proxy Statement dated March 12, 2008. For a full understanding of these decisions, please refer to the sections of the 2008 Proxy Statement entitled “Compensation Discussion and Analysis — Executive Compensation Decisions — 2008 Compensation for 2007 Performance.”

Under SEC Rules, companies are required to report in the Summary Compensation Table the dollar amounts of the stock options and RSUs for each “named executive officer,” recognized, or “expensed,” as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with Financial Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) in the previous fiscal year. The amounts that the Company expensed (excluding forfeiture assumptions) for fiscal 2008 are reported in Columns D and E of the Summary Compensation Table on page 43 of this Proxy Statement. The reported stock option amounts comprise options that were granted over a period of four years. The reported RSU amounts comprise RSUs that were granted in 2006, 2007 and 2008. The Company did not grant RSUs prior to 2006. The tables below show for each Named Executive Officer the total dollar amounts of stock options and RSUs expensed (excluding forfeiture assumptions) in fiscal 2008, along with a breakdown of the grant date fair values of the annual option and RSU grants made in February of 2005, 2006, 2007 and 2008 for performance in the prior year and the portion of each of those grants that was expensed (excluding forfeiture assumptions) in fiscal 2008.

	Stock Option Grants ($)				Total 2008
Name	2/14/2005	2/13/2006	2/12/2007	2/11/2008	Expense ($)

W. C. Weldon
Total Fair Value at Grant	$6,355,000	$5,528,889	$5,338,468	$3,979,360
2008 Expense	264,792	—	—	3,979,360	$4,244,152
D. J. Caruso
Total Fair Value at Grant	465,000	251,312	480,462	632,234
2008 Expense	19,375	83,771	160,154	184,402	447,702
C. A. Poon
Total Fair Value at Grant	2,867,500	2,513,133	2,402,309	1,301,656
2008 Expense	119,479	837,711	800,770	414,163	2,172,123
R. C. Deyo
Total Fair Value at Grant	1,937,500	1,382,222	1,334,611	1,004,137
2008 Expense	80,729	—	—	1,004,137	1,084,866
C. A. Goggins
Total Fair Value at Grant	2,015,000	1,372,802	1,334,611	1,022,731
2008 Expense	83,958	457,601	516,624	565,193	1,623,376

	RSU Grants ($)
				Total 2008
Name	2/13/2006	2/12/2007	2/11/2008	Expense ($)

W. C. Weldon
Total Fair Value at Grant	$2,041,054	$2,319,368	$2,452,129
2008 Expense	—	—	2,452,129	$2,452,129
D. J. Caruso
Total Fair Value at Grant	278,311	208,754	389,612
2008 Expense	92,770	69,585	113,637	275,992
C. A. Poon
Total Fair Value at Grant	927,757	1,043,710	802,093
2008 Expense	309,252	347,903	255,211	912,366
R. C. Deyo
Total Fair Value at Grant	510,236	579,872	618,749
2008 Expense	—	—	618,749	618,749
C. A. Goggins
Total Fair Value at Grant	506,772	579,872	630,240
2008 Expense	168,924	224,467	348,291	741,682

2009 Compensation for 2008 Performance

The following section describes the assessment of 2008 individual performance against the achievement of key strategic and financial objectives. These assessments were used by the Committee to determine compensation actions for each of the executive officers. The Committee determined base salary increases, annual performance bonuses and long-term incentive awards based on total rewards, as well as on a component-by-component basis. Target pay position relative to the Executive Peer Group was also taken into account. The performance of each executive officer was evaluated, and the ultimate compensation decisions were determined, based on the judgment and experience of the Board, the Committee or the Chairman/CEO, as applicable. While performance against objectives was a significant factor, the achievement of particular objectives did not determine compensation award levels in a formulaic manner.

All the executive officers were evaluated against a set of financial and strategic objectives. Their individual performance evaluations were based on overall business performance as well as the performance of their business group or function.

The Committee believes that the Named Executive Officers performed well under difficult market conditions and made progress in meeting their objectives. Despite the economic challenges faced in 2008, the Company was able to leverage its diverse business platforms and improvement to cost structure in order to deliver against its financial objectives. In addition, the Company was able to meet its commitment on winning in health care by continuing to invest in internal growth and new business opportunities that capitalize on our breadth. The Company’s strong financial position also allowed it to invest in new emerging opportunities, which the Committee felt lay the groundwork for future growth and sustained revenue streams over the long-term. Given the extraordinary events of the past year the Committee felt the Company’s financial performance and progress against business priorities was strong versus the overall market.

The table below details the financial objectives for the overall business against which all of the Company’s executive officers were evaluated.

		Results
		2008	Competitor
Financial Objective	Goal	Actual	Composite
2008 Sales Growth (operational)	2.7%	1.9%

2008 Net Income	$12.6 - $12.8 billion	$12.9 billion(1)

2008 Free Cash Flow	$12.3 - $13.6 billion	$11.9 billion

2008 Earnings Per Share	$4.45 - $4.50	$4.55(1)
2008 Total Growth	7.2% - 8.4%	9.6%

2008 Shareholder Return	Exceed competitor growth	(7.8)%	(17.2)%
5 Yr Compounded Annual Growth Rate	Exceed competitor growth	5.4%	1.6%

(1)	Excluding special items. A reconciliation can be found on the Investor Relations section of the Company’s Web site at www.investor.jnj.com/sales-earnings.cfm under “Q4 2008 Reconciliation of Non-GAAP Financial Measures.”

Mr. Weldon — Chairman/CEO

The Board believes that Mr. Weldon has done an excellent job of leading the organization through a difficult period for both the business and overall industry. The Company delivered continued revenue and earnings growth in a challenging global economic environment. Mr. Weldon proactively anticipated and addressed concerns with the Research & Development pipeline in the Pharmaceutical Group by aggressively cutting costs and preparing the investor community. In the Consumer Group, the Company has seen strong growth in emerging markets and has been successful in the integration of Pfizer Consumer Healthcare. In the Medical Devices & Diagnostics Group, Mr. Weldon has identified strategic opportunities to strengthen the pipeline via several acquisitions including Mentor Corporation, a leading supplier of medical products for the global aesthetics market, and Omrix Biopharmaceuticals, Inc.

Mr. Weldon continues to uphold the strong reputation of the Company. He has strengthened the Company’s image by personal involvement in health care conferences, with the media and in investor meetings. Mr. Weldon has sustained the ethical principles of the Credo and has personally visited Johnson & Johnson locations around the world to discuss the Credo.

In the area of leadership, Mr. Weldon continues to make significant progress in developing future leaders, staying personally involved in succession planning and leadership engagement programs. This has been evident during the smooth transition as part of Ms. Poon’s retirement.

The Company continues to have a positive impact on the external health care environment and, under Mr. Weldon’s leadership, continues to look for opportunities to increase patients’ access to the medicines they require and to participate in dialogues around the globe on health care reform. Mr. Weldon has been instrumental in developing programs to provide access to care for people with little or no health care insurance. Over the past year, the Company has provided more then 2.3 million units of medicine to more then 320,000 patients through various assistance programs.

While the Committee had recommended a merit increase in Mr. Weldon’s base salary for 2009 based on his strong performance in 2008, Mr. Weldon recommended to the Committee that his salary for 2009 stay the same as it was for 2008, in recognition of the current global economic environment. The

Committee accepted and approved Mr. Weldon’s recommendation. Mr. Weldon’s 2009 base salary is above the 75th percentile of the Executive Peer Group.

Mr. Weldon was awarded an annual performance bonus equal to 128% of his target, an option/RSU award equal to 108% of his target and a CLC grant of 125,000 units bringing him to 100% of his target accrual. Mr. Weldon’s total direct compensation is below the 75th percentile of the Executive Peer Group. Please see the table on page 40 of this Proxy Statement for the award values for each pay component.

In the role of Chairman/CEO, Mr. Weldon’s compensation is higher than that of the Company’s other executive officers due to the level of responsibility of his position. All other executive officers report to Mr. Weldon and are appropriately compensated based on their roles in the organization and against the Executive Peer Group.

Mr. Caruso — Chief Financial Officer

Mr. Caruso is the Chief Financial Officer and has additional responsibility for the Information Technology and Procurement functions. Mr. Caruso has been instrumental in advancing the Company’s commitment to growth in emerging markets by developing appropriate financial measures to assess future investment in new markets. He has made progress in establishing and applying financial metrics to the top priorities identified by each business segment to ensure these goals return value to the Company. Mr. Caruso has also driven operational excellence by putting in place the capability for enhanced financial analysis to refine the Company’s strategy for assessing potential acquisitions, research and development productivity, improved cash flow, organic growth and headcount among other metrics. In the area of Investor Relations, Mr. Caruso has successfully developed a sound strategic plan, which has ensured that the investment community has a clear understanding and appreciation of the Company’s growth outlook and earned a reputation for clear, open communication with members of the financial community.

Under Mr. Caruso’s direction, the Company made significant progress on its standardization initiatives. In the area of Procurement he has delivered savings above the annual target amount. Mr. Caruso has also made progress on the enhancement of processes that ensure supplier product material safety and supply continuity. In the Information Technology area, he has advanced progress in standardizing technology platforms and in developing key metrics that will enhance the Company’s ability to track and deliver more efficient technology solutions across the Company’s businesses. He is also recognized for developing strong finance talent across the Company and is sought out by other executives in the Company for his perspective.

For Mr. Caruso, the Committee approved a 3.6% merit increase effective February 23, 2009. This increase brings his base salary closer to the 50th percentile of the Executive Peer Group for his position as CFO.

Mr. Caruso was also awarded an annual performance bonus equal to 128% of his target based on the results of his function and overall business performance. He also received an option/RSU award equal to 104% of his target and a CLC grant of 40,000 units bringing him to 107% of his target accrual. Mr. Caruso’s total compensation is below the 50th percentile of the Executive Peer Group. Please see the table on page 40 of this Proxy Statement for the award values for each pay component.

Ms. Poon — Vice Chairman, Worldwide Chairman, Pharmaceuticals Group

		Results
		2008	Competitor
Financial Objective — Pharmaceuticals	Goal	Actual	Composite
Sales Growth (operational)	(2.5%) - (3.1%)	(3.1%)
Total Sales Growth	Exceed competitor growth	(1.2%)	5.1%

Management Net Income Growth	(4.5%) - (0.6%)	(0.8%)(1)	7.1%

Cash Flow Metric	37.6% - 52.1%	41.5%

(1)	Excluding special items.

Ms. Poon continued to position the Pharmaceutical Group for future growth. Both operational sales and net income results were in line with the business plan targets for this group. She made advancements in gaining approval for four new molecular entities (NMEs), transitioning four NMEs to full development and also received approval for several line extensions in the EU and U.S. Ms. Poon also led emerging market growth, namely in Turkey, Mexico and the “BRIC” markets (Brazil, Russia, India and China) where the Pharmaceutical Group has seen significant growth in 2008 due to increased investment. Under her leadership, the Pharmaceutical Group continued to pursue opportunities to improve cost structure and increase efficiency and productivity of key functions such as Research & Development, Commercial, Supply Chain and Support Functions. The outcome of her efforts has been the development of a hybrid structure that preserves the principle of decentralization but standardizes many activities to support the operating companies. The restructuring was accomplished with minimal business disruption.

Ms. Poon retired from the Company in March 2009. Due to her retirement, the Committee did not grant Ms. Poon a merit increase, option/RSU award or a CLC grant.

Ms. Poon was awarded an annual performance bonus equal to 114% of her target based on overall Company results and the results of the Pharmaceutical Group. Please see the table on page 40 of this Proxy Statement for the award values for each pay component.

Mr. Deyo — Vice President, General Counsel

Mr. Deyo serves as General Counsel with responsibility for the legal affairs and legal compliance activities of the Company and its operating subsidiaries, and also has responsibility for the Office of Corporate Secretary, Government Affairs and Policy, and the Corporate Health Care Compliance, Privacy, Security and Aviation Departments. All of these groups had strong years under Mr. Deyo’s leadership. The Law Department managed and provided critical advice and counsel to the executives of the Company and its subsidiaries in connection with numerous regulatory and litigation matters, governmental investigations, commercial transactions, the protection of intellectual property and day-to-day business activities. The strong performance of the Law Department is reflected by, among other things, effective legal guidance on significant acquisitions and divestitures, including the Omrix, Mentor and Beijing Dabao Cosmetics Co., Ltd. acquisitions, expansion of the Company’s patent and trademark estate and successful resolution of a number of major patent and antitrust disputes. Compliance programs across Johnson & Johnson continued to improve, including the development of new guidance documents, expanded training and improved reporting and implementation processes. Mr. Deyo worked to strengthen the Company’s strong culture of ethical behavior in accordance with the Credo, including meeting with business leaders across the globe to discuss complex ethical issues and provide training in ethical decision-making.

The Law Department and Government Affairs and Policy Groups performed well in communicating the Company’s position and shaping public policy on a global basis on issues important to the Company, including health care matters, civil justice reform and intellectual property rights.

For Mr. Deyo, the Committee approved a 3.3% merit increase effective February 23, 2009. His base salary is above the 75th percentile of the Executive Peer Group.

Mr. Deyo was also awarded an annual performance bonus equal to 124% of his target, which was based on the results of his function and overall business performance. He also received an option/RSU award equal to 113% of his target and a CLC grant of 22,000 units bringing him to 107% of his target accrual. Mr. Deyo’s total compensation is above the 75th percentile of the Executive Peer Group. Please see the table on this page below of this Proxy Statement for the award values for each pay component.

Ms. Goggins — Worldwide Chairman, Consumer Group

		Results
		2008	Competitor
Financial Objective — Consumer	Goal	Actual	Composite
Sales Growth (operational)	8.1% - 9.9%	8.3%
Total Sales Growth	Exceed competitor growth	10.8%	8.3%

Management Net Income Growth	25.2% - 30.4%	25.6%(1)	11.5%

Cash Flow Metric	(74.6%) - (93.0%)	(66.4%)

(1)	Excluding special items.

Under Ms. Goggins’ leadership, the Consumer Group delivered solid financial results and outpaced the competitor composite on Sales and Net Income. As part of the continued effort to integrate Pfizer Consumer Healthcare, all integration initiatives have met or exceeded their 2008 target goals including: synergy savings, information technology implementations and plant closures, among other projects. In addition, Ms. Goggins focused on innovation by strengthening the product pipeline. Emphasis was put on the Baby Care franchise pipeline, which was improved with a focus on several new initiatives for 2009. The Consumer Group has also made significant progress in expanding their consumer base via new sales channels. Ms. Goggins has continued to advance growth in emerging markets with Russia, China and India exceeding market growth while Brazil lagged the market. In 2008, the Consumer Group acquired Beijing Dabao Cosmetics, which provided greater access to mid-tier consumers in the China market.

For Ms. Goggins, the Committee approved a 3.6% merit increase effective February 23, 2009. Her base salary is below the 50th percentile of the Executive Peer Group.

Ms. Goggins was also awarded an annual performance bonus equal to 109% of her target based on overall Company results and the results of the Consumer Group. She also received an option/RSU award equal to 106% of her target and a CLC grant of 70,000 units bringing her to 105% of her target accrual. Ms. Goggins’ total compensation is below the 50th percentile of the Executive Peer Group. Please see the table below for the award values for each pay component.

2009 Award Values for Individual Pay Components

The following table shows each component of compensation approved in February 2009 or to be accrued during fiscal 2009 for performance in 2008 for each Named Executive Officer. This table does not include change in pension value, non-qualified deferred compensation earnings or the items categorized under “All Other Compensation” in Column H of the Summary Compensation Table on page 43 of this Proxy Statement.

		Annual						Annual	Annual
	Approval/	Base	Performance	Options	Options	RSUs	RSUs	CLC	CLC	Total Planned
	Award	Salary	Bonus	Granted	Granted	Granted	Granted	Accrual	Accrual	Compensation
Name	Date	($)(1)	($)	(#)	($)(2)	(#)	($)(3)	(#)	($)(4)	($)

W. C. Weldon	2/9/2009	$1,802,500	$3,700,000	627,464	$5,238,069	52,289	$2,762,532	155,000	$5,032,850	$18,535,951
D. J. Caruso	2/9/2009	727,600	900,000	110,578	923,105	9,215	486,847	32,000	1,039,040	4,076,592
C. A. Poon	2/9/2009	1,047,500 (5)	1,500,000	0	—	0	—	0	—	2,547,500 (5)
R. C. Deyo	2/9/2009	835,900 (6)	1,000,000	138,865	1,159,245	11,572	611,372	32,000	1,039,040	4,645,557
C. A. Goggins	2/9/2009	800,100	1,050,000	144,008	1,202,179	12,001	634,037	42,000	1,363,740	5,050,056

(1)	Annual base salary effective February 23, 2009.

(2)	Option exercise price was $58.33. The grant date fair value as calculated under FAS 123R was $8.35 per option share. The Black-Scholes option valuation model was used with the following assumptions: volatility of 19.5% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the-money traded Johnson &

Johnson stock options with a life of two years; dividend yield of 3.3%; risk-free interest rate of 2.71% based on a U.S. Treasury rate of six years; and a six-year option life.

(3)	The price used to determine the number of RSUs granted was $58.33, which was the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date. The grant date fair value for the RSU awards as calculated under FAS 123R was $52.83 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.3% due to the lack of dividends paid on the RSUs prior to vesting.

(4)	The annual CLC accrual value is calculated based on a CLC unit value of $32.47. The annual CLC accrual represents the number of units granted through February 9, 2009, that are vesting in the next fiscal year.

(5)	Retired in March 2009. Amount reported here reflects Mr. Poon’s 12-month salary rate at the time of her retirement.

(6)	Incorrectly reported as $835,600 in Exhibit 10(v) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

SECTION IV — ADDITIONAL INFORMATION CONCERNING EXECUTIVE COMPENSATION

Use of Tally Sheets

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s compensation consultant, which present comprehensive data on the total compensation and benefits package for each of the Company’s executive officers. These tally sheets include all obligations for present and projected future compensation, as well as analyses for hypothetical terminations and retirements to consider the Company’s obligations under such circumstances. The tally sheets are not used to determine the various elements of compensation or the actual amounts of compensation to be approved.

Employment Arrangements and Agreements

None of the Named Executive Officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. The Company offers broad-based, non-discriminatory separation benefits to full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides the Named Executive Officers with two weeks pay for each year of service, with a minimum of twelve weeks pay.

Change-in-Control Arrangements and Agreements

The Company does not have any change-in-control agreements or arrangements in place for any of its executive officers. In addition, there are no change-in-control provisions in any of the Company’s compensation plans or instruments.

Stock Ownership Guidelines for Directors and Executive Officers

The Company’s stock ownership guidelines for Directors and executive officers are intended to further align their interests with the interests of the Company’s shareholders. Under these guidelines, the Chairman/CEO is required to directly or indirectly own Company Common Stock equal in value to five times his or her annual salary, and the other executive officers are required to own stock equal to three times his or her annual base salary. Non-Employee Directors are required to own stock equal to three times his or her annual cash retainer, in addition to retaining the stock initially granted upon joining the Board. The Board may designate other executive officers to be subject to specific stock ownership thresholds. Stock ownership for the purpose of these guidelines does not include shares underlying unvested stock options. Individuals subject to these guidelines are required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. If an individual becomes subject to a higher ownership threshold due to promotion or increase in base salary, that individual will be expected to meet the higher ownership threshold within three years. The Nominating & Corporate Governance Committee of the Board reviews compliance with these guidelines on an annual basis. Company policy prohibits Directors and executive officers from transacting in derivative instruments linked to the performance of the Company’s securities.

Executive Compensation Recoupment Policy

Under the Company’s compensation recoupment policy, in the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and will take actions it deems necessary and appropriate. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The actions the Board could elect to take against a particular executive officer, depending on all facts and circumstances as determined during their review, include: the recoupment of all or part of any bonus or other compensation paid to the executive officer that was based upon achievement of financial results that were subsequently restated; disciplinary actions, up to and including termination; and/or the pursuit of other available remedies.

Tax Impact on Compensation

The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service (the “IRS”) and the U.S. Department of the Treasury. Based on this review, the Committee has determined that the stock option grants under the Johnson & Johnson 2005 Long-Term Incentive Plan (the “LTI Plan”), as previously approved by shareholders, meet the requirements for deductibility under the Act. RSU grants under this same plan do not meet the requirements for deductibility under the Act.

In order to permit the future deductibility of executive bonus awards paid in cash and stock-based incentives for certain executive officers of the Company, the Committee and the Board of Directors have adopted the EIP that was approved by shareholders. As a result, all executive bonus awards qualify as performance-based and are not subject to the tax deductibility limitation of Section 162(m) of the IRC. In addition, the Committee has approved the Executive Income Deferral Plan (EIDP) that allows an individual executive officer to elect to defer a portion of base salary, cash and stock bonus awards on an annual basis. Prior to 2009, CLC dividend equivalents also could be deferred under the EIDP. Participation in the EIDP is limited to executive officers and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the EIDP.

As a result of the implementation of the EIP and permitting voluntary deferrals under the EIDP, the Company strives to maximize the tax deduction available under Section 162(m) of the IRC. However, in some cases, the Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to attract and retain global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

EXECUTIVE AND DIRECTOR COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2008 and, for those executive officers who were named in the 2008 and 2007 Proxy Statements, for fiscal 2007 and 2006. For a complete understanding of the table, please read the narrative disclosures that follow the table.

						G
						Change in
						Pension Value
						and Non-
					F	Qualified
A	B		D	E	Non-Equity	Deferred	H
Name and	Fiscal	C	Stock	Option	Incentive Plan	Compensation	All Other	I
Principal Position	Year	Salary($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

William C. Weldon Chairman/CEO	2008	$1,792,019	$2,452,129	$4,244,152	$8,972,360	$8,001,976	$3,929,588	$29,392,224
	2007	1,725,000	2,319,368	7,575,164	9,188,120	6,613,649	3,220,157	30,641,458
	2006	1,659,231	2,041,054	9,237,481	7,461,440	6,512,003	2,665,725	29,576,934

Dominic J. Caruso VP, Finance, CFO	2008	701,442	275,992	447,702	1,640,500	452,397	402,995	3,921,028
	2007	550,000	153,657	389,832	1,266,600	298,386	337,148	2,995,623

Christine A. Poon* Vice Chairman WW Chairman, Pharmaceuticals Group	2008	1,042,404	912,366	2,172,123	3,721,500	1,260,949	1,293,151	10,402,493
	2007	1,008,846	613,667	2,557,952	3,718,000	1,046,961	1,198,421	10,143,847
	2006	967,308	270,596	2,504,609	2,389,600	1,017,184	1,021,083	8,170,380

Russell C. Deyo VP, General Counsel	2008	804,096	618,749	1,084,866	2,184,800	1,917,729	1,452,000	8,062,240
	2007	769,616	579,872	2,020,505	2,746,200	1,656,888	1,291,360	9,064,441
	2006	735,385	510,236	2,550,323	2,207,176	1,759,994	1,144,259	8,907,373

Colleen A. Goggins WW Chairman, Consumer Group	2008	766,635	741,682	1,623,376	2,619,860	1,600,850	1,137,869	8,490,272
	2007	729,923	365,332	1,625,017	2,920,600	1,257,220	1,036,169	7,934,261

*	Retired in March 2009.

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the Named Executive Officers for the listed fiscal year.

Stock Awards (Column D)

The amounts reported in Column D represent the dollar amount of RSU awards recognized, or “expensed,” for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R, for the listed fiscal year. These awards were originally granted for performance prior to the listed fiscal year and are expensed and included here in accordance with SEC reporting guidelines.

Under FAS 123R, the fair value of RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value for the 2006 RSU awards was $54.13 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.5% due to the lack of dividends paid on the RSUs prior to vesting. The grant date fair value for the 2007 RSU awards was $60.88 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.5%. The grant date fair value for the 2008 RSU awards was $56.61 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.9%. The fair value of RSU awards is expensed over the 36-month vesting period, except for employees who are “retirement eligible” (i.e., age 55 and over, with ten years of Company service), for whom it is expensed over a 6-month period. This is the case for all of the Named Executive Officers with the exception of Mr. Caruso, Ms. Poon and Ms. Goggins. For Mr. Caruso, the RSU award fair value is expensed over the entire 36-month vesting period since he is not retirement eligible. In the case of Ms. Goggins and Ms. Poon, in 2008 the RSU award fair value was expensed over a 19-month and 33-month vesting period, respectively, given that both will become retirement eligible within the 36-month vesting period. None of the Named Executive Officers forfeited any RSU awards in fiscal 2008. The table that appears on page 36 of this Proxy Statement shows for each Named Executive Officer the total dollar amount of RSUs expensed (excluding forfeiture assumptions) in fiscal 2008, along with a breakdown of the grant date fair value of the RSU grants made in February 2006, 2007 and 2008 for performance in the prior year and the portion of each of those grants that was expensed in fiscal 2008.

Determination of RSU awards and certain terms and conditions of the RSUs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 and 29 of this Proxy Statement.

Option Awards (Column E)

The amounts reported in Column E represent the dollar amount of stock option awards recognized for each of the Named Executive Officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with FAS 123R for the listed fiscal year. These awards were originally granted for performance prior to the listed fiscal year and are expensed and included here in accordance with SEC reporting guidelines.

Under FAS 123R, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the following table. The expected life of an option is determined using historical data. Prior to 2006, expected volatility was based on a five-year weekly historical volatility rate. Starting in 2006, expected volatility represents a four-year daily historical average volatility rate, plus a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Black-Scholes Assumptions

	Stock Option Grant Date
	2/10/03	2/9/04	2/14/05	2/13/06	2/12/07	2/11/08

Risk Free Rate	3.08%	3.15%	3.72%	4.60%	4.78%	2.97%
Expected Volatility	28.0%	27.1%	25.2%	19.6%	14.7%	15.00%
Expected Life	5 yrs	5 yrs	5 yrs	6 yrs	6 yrs	6 yrs
Dividend Yield	1.35%	1.76%	1.93%	2.50%	2.50%	2.90%
Fair Value	$13.59	$13.11	$15.50	$12.22	$11.68	$7.66

The fair value of stock option awards is expensed over the 36-month vesting period, except for employees who are retirement eligible, for whom it is expensed over a 6-month period. This is the case for all the Named Executive Officers with the exception of Mr. Caruso, Ms. Poon and Ms. Goggins. For Mr. Caruso, the stock option award fair value is expensed over the entire 36-month vesting period since he is not retirement eligible. In the case of Ms. Goggins and Ms. Poon, in 2008 the stock option award fair value was expensed over a 19-month and 33-month vesting period, respectively, given that both will become retirement eligible within the 36-month vesting period. Therefore, the fiscal 2008, 2007 and 2006 compensation costs recognized for all of the Named Executive Officers includes compensation expenses related to option grants from prior years. None of the Named Executive Officers forfeited any stock option awards in fiscal 2008, 2007 or 2006. The table that appears on page 36 of this Proxy Statement sets forth for each Named Executive Officer the total dollar amount of options expensed (excluding forfeiture assumptions) in 2008, along with a breakdown of the grant date fair values of the annual option grants made in February of 2005, 2006, 2007 and 2008 for performance in the prior year and the portion of each of those grants that was expensed in fiscal 2008.

Determination of stock option awards and certain terms and conditions of the stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 and 29 of this Proxy Statement.

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the aggregate dollar value for each of the Named Executive Officers of the annual performance bonus for the listed fiscal year and CLCs that vested in the listed fiscal year. The specific amounts included in Column F are shown below.

		Annual	Value of CLC
	Fiscal	Performance	Units That Vested in
Name	Year	Bonus ($)	Fiscal Year ($)	Total ($)

W. C. Weldon	2008	$3,700,000	$5,272,360	$8,972,360
	2007	3,500,000	5,688,120	9,188,120
	2006	3,200,000	4,261,440	7,461,440
D. J. Caruso	2008	900,000	740,500	1,640,500
	2007	735,000	531,600	1,266,600
C. A. Poon	2008	1,500,000	2,221,500	3,721,500
	2007	1,060,000	2,658,000	3,718,000
	2006	1,000,000	1,389,600	2,389,600
R. C. Deyo	2008	1,000,000	1,184,800	2,184,800
	2007	1,018,500	1,727,700	2,746,200
	2006	850,000	1,357,176	2,207,176
C. A. Goggins	2008	1,050,000	1,569,860	2,619,860
	2007	1,060,000	1,860,600	2,920,600

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the Named Executive Officers in the first fiscal quarter of the following year in the form of 85% cash and 15% Company Common Stock as determined by the Committee. CLCs are part of a deferred long-term compensation program under which performance units are awarded to key executives. Calculation of CLC unit value and certain terms and conditions of CLCs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27, 30 and 31 of this Proxy Statement. The dollar value of the vested CLCs reported in this column was determined using the fiscal year-end 2007, 2006 and 2005 value of $29.62, $26.58 and $23.16 per CLC unit, respectively.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

Change in Pension Value

The changes in pension value included in the figures reported in Column G represent the increase in the present value of the accrued pension benefit for each Named Executive Officer. This increase in present value is not a current cash payment. It represents the increase in the value of the executive officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the Named Executive Officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each Named Executive Officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end; and

•	The normal retirement age, the assumed commencement of benefits, is one year closer.

The present value can also increase or decrease in value due to changes in actuarial assumptions. To reflect improvements in life expectancy, the mortality table used to calculate present values was changed from the GAM1994 Table projected to 2004, to the UP-1994 Table projected to 2008. No other actuarial assumptions changed between fiscal year-end 2007 and fiscal year-end 2008.

Change in Non-Qualified Deferred Compensation Earnings

Since 2006, companies have been required by SEC Rules to report as compensation the “above-market” earnings on the investment of funds in executives’ deferred income accounts over a selected reference rate. Instructions and guidance on the SEC Rules for these types of disclosures suggest using 120% of the applicable federal long-term interest rate (or “AFR”) as the reference rate against which to compare such returns. However, since the CLC is a unique investment vehicle for which there is no market and no obvious investment vehicle against which to compare returns, based on the advice from outside advisors at that time, the Company chose to compare the unrealized earnings of vested CLCs against the change in the price of the Company’s Common Stock during the applicable period.

This year, outside advisors, including the Committee’s independent compensation consultant, have recommended that the Company use the same reference rate (of 120% of AFR) for this calculation as most other Companies use in order to provide investors with more consistent and useful compensation information that is less subject to significant distortion based on market volatility. This change is consistent with the Company’s goal of providing meaningful compensation disclosure that is not subject to significant period-to-period variation. The Company has also restated the amounts in Columns G and I to reflect the use of 120% of AFR instead of the change in the price of the Common Stock as the reference rate. Thus, the figures in Columns G and I reported in this Proxy Statement for 2006 and 2007 are different than what was previously reported in the Company’s 2008 and 2007 Proxy Statements.

The CLC unit value increased 9.62% in 2008, from $29.62 as of fiscal year-end 2007 to $32.47 as of fiscal year-end 2008. This increase in vested unit value is not a current cash payment and is not part of the executives’ actual realized compensation for the year. Executives will not receive any CLC unit value until they retire or otherwise leave the Company, and the amount they receive will be based on the CLC unit value at that time, which could be higher, lower or the same as the current value.

120% of the AFR for December 2008 was 5.35%.

The above-market calculation for CLC units in deferred compensation accounts in 2008 was 4.27%; the CLC unit value increase of 9.62% minus the reference rate of return of 5.35%. As an example, for Mr. Weldon, the actual increase in the value of the vested CLC units in 2008 was $4,284,120, while the above-market calculation was $1,902,044 of this amount. Again, this is an unrealized amount and not actual compensation received by the executive for the year.

The rate of return for the Company’s Common Stock in 2008 was negative 13.09%. If the Company used this rate of return as the reference rate, the above-market calculation would be 22.71%; the CLC unit value increase of 9.62% minus the reference rate of return of negative 13.09%. For Mr. Weldon, the amount in Column G using that above-market calculation would have been $16,212,318 and the amount in Column I would have been $37,648,521.

The table below shows the specific amounts of change in pension value and above-market calculation for vested CLC units for 2006, 2007 and 2008 included in Column G using 120% of AFR as the reference rate.

			Above-Market
	Fiscal	Change in	Calculation for
Name	Year	Pension Value($)	Vested CLCs($)	Total($)

W. C. Weldon	2008	$6,099,932	$1,902,044	$8,001,976

	2007	4,585,754	2,027,895	6,613,649

	2006	4,227,514	2,284,489	6,512,003

D. J. Caruso	2008	311,945	140,452	452,397

	2007	166,784	131,602	298,386

C. A. Poon	2008	640,937	620,012	1,260,949

	2007	411,905	635,056	1,046,961

	2006	369,583	647,601	1,017,184

R. C. Deyo	2008	1,067,933	849,796	1,917,729

	2007	690,378	966,510	1,656,888

	2006	595,134	1,164,860	1,759,994

C. A. Goggins	2008	947,940	652,910	1,600,850

	2007	548,711	708,509	1,257,220

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits, tax reimbursements, Company contributions to the Company’s 401(k) Savings Plan, insurance premiums, and the value of CLC dividend equivalents paid or deferred during the listed fiscal year on vested and unvested CLCs. The following table shows the specific amounts included in Column H.

						Value of CLC
				Registrant		Dividend
		Perquisites		Contributions		Equivalents
		and Other		to Defined		Received
		Personal	Tax	Contribution	Insurance	During the
	Fiscal	Benefits(1)	Reimbursements(2)	Plans	Premiums	Fiscal Year(3)	Total
Name	Year	($)	($)	($)	($)	($)	($)

W. C. Weldon	2008	$184,165	$24,297	$80,641	$14,585	$3,625,900	$3,929,588
	2007	179,231	11,017	77,625	3,884	2,948,400	3,220,157
	2006	201,191	16,122	85,777	5,535	2,357,100	2,665,725
D. J. Caruso	2008	3,055	3,777	31,565	5,598	359,000	402,995
	2007	31,994	5,393	10,348	5,913	283,500	337,148
C. A. Poon	2008	19,713	6,387	46,908	8,518	1,211,625	1,293,151
	2007	41,587	8,402	45,398	9,534	1,093,500	1,198,421
	2006	14,736	7,759	43,529	9,309	945,750	1,021,083
R. C. Deyo	2008	58,020	18,335	36,184	11,161	1,328,300	1,452,000
	2007	50,084	4,403	34,633	3,440	1,198,800	1,291,360
	2006	41,512	4,306	33,092	4,654	1,060,695	1,144,259
C. A. Goggins	2008	23,890	4,885	34,499	6,570	1,068,025	1,137,869
	2007	32,635	2,857	32,847	3,930	963,900	1,036,169

(1)	Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a “named executive officer” if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. The aggregate value of perquisites and other personal benefits for Mr. Weldon in fiscal 2008 was $184,165. This amount comprised: personal use of Company aircraft ($154,045); car and driver for commutation and other personal transportation ($26,595); executive dining room meals; and home security system monitoring fees. The aggregate value of perquisites and other personal benefits for Mr. Caruso in fiscal 2008 was $3,055. The aggregate value of perquisites and other personal benefits for Ms. Poon in fiscal 2008 was $19,713. This amount comprised: personal use of Company aircraft ; car and driver for commutation and other personal transportation; executive dining room meals; and home security monitoring fees. The aggregate value of perquisites and other personal benefits for Mr. Deyo in fiscal 2008 was $58,020. This amount comprised: personal use of Company aircraft ($53,963); executive dining room meals; and home security system monitoring fees. The aggregate value of perquisites and other personal benefits for Ms. Goggins in fiscal 2008 was $23,890. This amount comprised: personal use of Company aircraft; executive dining room meals; and home security system monitoring fees. Amounts for fiscal 2007 for each of these Named Executive Officers were reported in the Company’s 2008 Proxy Statement. Amounts for fiscal 2006 for Mr. Weldon, Ms. Poon and Mr. Deyo were reported in the Company’s 2007 Proxy Statement.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. The Company calculates the aggregate incremental cost to the Company for personal use of Company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The Company calculates the aggregate incremental cost to the Company for Company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Executives are taxed on the imputed income attributable to personal use of Company aircraft and cars (excluding commuting) and do not receive tax assistance from the Company with respect to these amounts.

(2)	Tax reimbursements on executive life insurance premiums and use of Company aircraft for business purposes. The practice of providing tax reimbursements on executive life insurance premiums was discontinued starting in 2009.

(3)	CLC dividend equivalents are paid to CLC Plan participants during the fiscal year on vested and unvested CLCs in the same amount and at the same time as dividends on the Company’s Common Stock. Prior to 2009, participants had the option to defer the payment of CLC dividend equivalents. Mr. Weldon elected to defer all dollars over $900,000 of his CLC dividend equivalents for 2008. CLC dividend equivalents deferred in 2008 are also reported in Column B of the Non-Qualified Deferred Compensation — 2008 table on page 52 of this Proxy Statement. The option to defer payment of CLC dividend equivalents was discontinued in 2009. The amounts of dividend equivalents on unvested CLC units received in 2008 were for Mr. Weldon: $927,656, Mr. Caruso: $159,755, Ms. Poon: $332,075, Mr. Deyo: $122,778, and Ms. Goggins: $141,805. Commencing with the CLC units to be granted in 2010, dividend equivalents will not be paid out as current compensation on CLC units that have not yet vested. See “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components — Components of Executive Compensation — Long-Term Incentives — Certificates of Long-term Compensation — Dividend Equivalents” on page 31 of this Proxy Statement.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of the Named Executive Officers. All compensation amounts reported in Column I include amounts paid and amounts deferred.

GRANTS OF PLAN-BASED AWARDS — 2008

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in fiscal 2008. For a complete understanding of the table, please read the narrative disclosures that follow the table.

				Estimated Future
				Payouts				I
		Non-Equity		Under Non-Equity			H	All Other
		Incentive Plan		Incentive Plan			All Other	Option	J	K	L	M
		Awards		Awards			Stock	Awards:	Exercise	Closing	Grant	Grant
		(CLCs)		(Annual			Awards:	Number of	or Base	Market Price	Date Fair	Date Fair
		C	D	Performance Bonus)			Number of	Securities	Price of	on the	Value of	Value of
	B	Units	Unit	E	F	G	Shares of	Underlying	Option	Grant	Stock	Option
A	Grant	Granted	Price	Threshold	Target	Maximum	Stock or	Options	Awards	Date	Awards	Awards
Name	Date	( # )	($/Unit)	($)	($)	($)	Units ( # )	( # )	($/Sh)	($)	($)	($)
W. C. Weldon	2/11/08	200,000	$29.62	$0	$2,884,000	N/A	43,320	519,838	$61.75	$61.88	$2,452,129	$3,979,360
D. J. Caruso	2/11/08	25,000	29.62	0	702,500	$1,405,000	6,883	82,591	61.75	61.88	389,612	632,234
C. A. Poon	2/11/08	—	29.62	0	1,309,375	2,618,750	14,170	170,040	61.75	61.88	802,093	1,301,656
R. C. Deyo	2/11/08	—	29.62	0	809,500	1,619,000	10,931	131,174	61.75	61.88	618,749	1,004,137
C. A. Goggins	2/11/08	—	29.62	0	965,625	1,931,250	11,134	133,603	61.75	61.88	630,240	1,022,731

Non-Equity Incentive Plan Awards (Columns C and D)

The amounts reported in Columns C and D relate to the CLCs awarded to the Named Executive Officers in February 2008 for the 2007 performance year. The value of CLCs granted in 2008 was based on the CLC unit value as of fiscal year-end 2007, which was $29.62. The CLC unit value is subject to increase or decrease based on the performance of the Company. The calculation of CLC unit value and certain terms and conditions of CLCs are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27, 30 and 31 of this Proxy Statement.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns E through G)

The amounts reported in Columns E through G reflect threshold, target and maximum performance bonus award amounts for the 2008 performance year that were set in 2008. No maximum performance bonus award amount as a percentage of base salary was set for the Chairman/CEO. Actual performance bonus payments, as reflected in Column F of the Summary Compensation Table on page 43 of this Proxy Statement, were made in recognition of 2008 performance using the range represented in these Columns E through G as guidance.

Bonus targets as a percentage of base salary and annual performance bonuses paid to the Named Executive Officers were determined as described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 through 29 of this Proxy Statement.

All Other Stock and Option Awards (Columns H through M)

The amounts reported in Columns H through M relate to the RSU and stock option grants awarded to the Named Executive Officers in February 2008 for the 2007 performance year. Under the terms of the LTI Plan, the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of the Company’s Common Stock on the grant date. For the grants made in February 2008, this value was $0.13 lower than the closing price on the grant date. Determination of RSU and stock option awards and certain terms and conditions of the RSUs and stock options are described in the section entitled “Compensation Discussion and Analysis — Section II — Compensation Framework and Pay Components” on pages 27 and 29 of this Proxy Statement.

Under FAS 123R, the grant date fair value of the RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value was $56.61 per RSU based on the average of the high and low prices of the Company’s Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 2.9%.

Under FAS 123R, the grant date fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model. The stock options expiring on February 10, 2018 had a grant date present value of $7.66 per option share. The Black-Scholes model was used with the following assumptions: volatility of 15.00% based on a blended rate of four-year daily historical average volatility rate, and a five-week average implied volatility rate based on at-the-money traded stock options with a life of two years; dividend yield of 2.9%; risk-free interest rate of 2.97% based on a U.S. Treasury rate of six years; and a six-year option life.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2008

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs for each of the Named Executive Officers as of fiscal year-end 2008.

			Options				Stock Awards
								I
							H	Market
							Number of	Value of
			Number of Securities		F		Shares or	Shares or
			Underlying Unexercised		Option	G	Units of	Units of
	B	C	Options ( # )		Exercise	Option	Stock That	Stock That
A	Grant	Vesting	D	E	Price	Expiration	Have Not	Have Not
Name	Date	Date	Exercisable	Unexercisable	($)	Date	Vested ( # )	Vested ($)

W. C. Weldon	12/2/99	12/3/02	160,000		$50.08	12/1/09
	11/30/00	12/1/03	240,000		50.69	11/29/10
	2/11/02	2/12/05	600,000		57.30	2/10/12
	2/10/03	2/11/06	450,000		52.20	2/8/13
	2/9/04	2/10/07	325,000		53.93	2/7/14
	2/14/05	2/15/08	410,000		66.18	2/13/15
	2/13/06	2/14/09		452,520	58.34	2/12/16	37,710	$2,208,298
	2/12/07	2/13/10		457,178	65.62	2/10/17	38,098	2,231,019
	2/11/08	2/12/11		519,838	61.75	2/10/18	43,320	2,536,819

			Options				Stock Awards
								I
							H	Market
							Number of	Value of
			Number of Securities		F		Shares or	Shares or
			Underlying Unexercised		Option	G	Units of	Units of
	B	C	Options ( # )		Exercise	Option	Stock That	Stock That
A	Grant	Vesting	D	E	Price	Expiration	Have Not	Have Not
Name	Date	Date	Exercisable	Unexercisable	($)	Date	Vested ( # )	Vested ($)

D. J. Caruso	10/7/99	10/8/03	40,420		$47.39	10/6/09
	11/30/00	12/1/03	19,800		50.69	11/29/10
	2/11/02	2/12/05	30,000		57.30	2/10/12
	2/10/03	2/11/06	20,400		52.20	2/8/13
	2/9/04	2/10/07	30,000		53.93	2/7/14
	2/14/05	2/15/08	30,000		66.18	2/13/15
	2/13/06	2/14/09		20,569	58.34	2/12/16	5,142	$301,116
	2/12/07	2/13/10		41,146	65.62	2/10/17	3,429	200,802
	2/11/08	2/12/11		82,591	61.75	2/10/18	6,883	403,068
C. A. Poon	11/24/00	11/25/03	160,000		47.63	11/23/10
	2/11/02	2/12/05	150,000		57.30	2/10/12
	2/10/03	2/11/06	135,000		52.20	2/8/13
	2/9/04	2/10/07	175,000		53.93	2/7/14
	2/14/05	2/15/08	185,000		66.18	2/13/15
	2/13/06	2/14/09		205,691	58.34	2/12/16	17,141	1,003,777
	2/12/07	2/13/10		205,730	65.62	2/10/17	17,144	1,003,953
	2/11/08	2/12/11		170,040	61.75	2/10/18	14,170	829,795
R. C. Deyo	12/2/99	12/3/02	100,000		50.08	12/1/09
	11/30/00	12/1/03	170,000		50.69	11/29/10
	2/11/02	2/12/05	125,000		57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	110,000		53.93	2/7/14
	2/14/05	2/15/08	125,000		66.18	2/13/15
	2/13/06	2/14/09		113,130	58.34	2/12/16	9,427	552,045
	2/12/07	2/13/10		114,294	65.62	2/10/17	9,525	557,784
	2/11/08	2/12/11		131,174	61.75	2/10/18	10,931	640,119
C. A. Goggins	12/2/99	12/3/02	24,000		50.08	12/1/09
	11/30/00	12/1/03	50,000		50.69	11/29/10
	2/11/02	2/12/05	125,000		57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	120,000		53.93	2/7/14
	2/14/05	2/15/08	130,000		66.18	2/13/15
	2/13/06	2/14/09		112,359	58.34	2/12/16	9,363	548,297
	2/12/07	2/13/10		114,294	65.62	2/10/17	9,525	557,784
	2/11/08	2/12/11		133,603	61.75	2/10/18	11,134	652,007

Market Value of Shares or Units of Stock That Have Not Vested (Column I)

The market value of unvested RSUs included in Column I was calculated using the closing price of the Company’s Common Stock on the NYSE on December 26, 2008, which was the last business day of fiscal 2008, of $58.56.

OPTION EXERCISES AND STOCK VESTED — 2008

The following table provides information concerning the exercises of stock options during fiscal 2008 on an aggregated basis for each of the Named Executive Officers. No RSUs vested during 2008 for any of the Named Executive Officers.

	Option Awards
	Number of Shares
	Acquired	Value Realized
Name	on Exercise ( # )	on Exercise ($)

W. C. Weldon	120,000	$2,859,600
D. J. Caruso	—	—
C. A. Poon	—	—
R. C. Deyo	40,000	736,800
C. A. Goggins	28,000	872,760

PENSION BENEFITS — 2008

The following table provides information as of fiscal year-end 2008 with respect to the Company’s pension plans for each of the Named Executive Officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

				Present
		Number of	Normal	Value of
		Years Credited	Retirement	Accumulated
Name	Plan Name	Service (#)	Age	Benefits ($)

W. C. Weldon	Salaried Pension Plan	37.33	62	$1,190,000
	Excess Pension Plan			32,994,000
D. J. Caruso	Salaried Pension Plan	9.00	62	157,000
	Excess Pension Plan			676,000
C. A. Poon	Salaried Pension Plan	8.08	62	196,000
	Excess Pension Plan			2,180,000
R. C. Deyo	Salaried Pension Plan	23.33	62	699,000
	Excess Pension Plan			5,679,000
C. A. Goggins	Salaried Pension Plan	27.08	62	582,000
	Excess Pension Plan			4,805,000

Each of the Named Executive Officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. Annuity benefits payable under the U.S. plans are calculated as (1) final average earnings times 1.667% times years of service prior to 2005, plus (2) 1.55% times years of service after 2004, minus (3) age 65 Social Security benefits times 1.429% times years of service. For this formula, final average earnings are defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary, bonus and dividend equivalents paid or deferred on non-vested CLC units.

Prior to 2009, dividend equivalents on unvested CLC units were considered as pensionable earnings under the Company’s U.S. pension plans. Following a comparison of the executive retirement benefits provided by the Company versus those provided by the Competitor Composite and the Executive Peer Group, the definition of pensionable earnings under the U.S. pension plans was amended, effective February 1, 2009, to eliminate the inclusion of dividend equivalents on unvested CLC units. The change was made in recognition that our peer companies do not include dividend equivalents, or any other form of long-term incentives, in the definition of pensionable earnings. Following this change, the Company’s retirement program continues to rank between the 50th and 75th percentiles of the market. Because the change does not affect the pension earned as of fiscal year-end 2008, the present values in the above table are unaffected. Dividend equivalents on vested CLC units have never been included in pensionable earnings.

The formula above produces the amount payable as a monthly annuity for the life of the Named Executive Officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($230,000 in 2008). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee may participate in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in the Company’s 2008 Annual Report (discount rate of 6.50%, mortality according to the UP-1994 table projected to 2008).

No payments were made in 2008 under the Company’s pension plans to any of the Named Executive Officers.

NON-QUALIFIED DEFERRED COMPENSATION — 2008

The following table provides information with respect to the Company’s defined contribution and non-tax-qualified compensation deferral plans for each of the Named Executive Officers for 2008. For a complete understanding of the table, please read the narrative disclosures that follow the table.

	B	C	D	E
	Executive	Registrant	Aggregate	Aggregate
A	Contributions in	Contributions in	Earnings (Losses) in	Balance at
Name	Last FY($)	Last FY($)	Last FY($)	Last FYE($)

W. C. Weldon	$4,042,908	$5,342,651	$(410,307)	$63,680,344
D. J. Caruso	110,225	761,715	291,492	3,768,693
C. A. Poon	158,961	2,258,058	1,098,524	17,183,810
R. C. Deyo	152,775	1,210,634	1,688,539	23,286,109
C. A. Goggins	158,961	1,594,009	1,313,359	17,817,842

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in Column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary, 100% of annual performance bonus and 100% of dividend equivalents on CLCs.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in Column C include Company contributions to each of the Named Executive Officer’s Excess Savings Plan account. These amounts also include the value of CLCs that vested during the fiscal year, calculated using the fiscal year-end 2007 unit value of $29.62. The value of CLCs that vested during the fiscal year is also included in Column F of the Summary Compensation Table on page 43 of this Proxy Statement. The specific amounts included in Column C are shown below.

	Registrant
	Contribution to	Value of CLC
	Excess Savings	Units That Vested
Name	Plan($)	in Last FY($)	Total($)

W. C. Weldon	$70,291	$5,272,360	$5,342,651
D. J. Caruso	21,215	740,500	761,715
C. A. Poon	36,558	2,221,500	2,258,058
R. C. Deyo	25,834	1,184,800	1,210,634
C. A. Goggins	24,149	1,569,860	1,594,009

Aggregate Earnings (Losses) in Last Fiscal Year (Column D)

The amounts reported in Column D include earnings (losses) on the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan, in addition to the change in value on all vested CLCs as of the fiscal year-end. The CLC unit value increased from $29.62 as of fiscal year-end 2007 to $32.47 as of fiscal year-end 2008. The portion of the change in value on all vested CLCs as of fiscal year-end 2008 deemed to be above-market returns are included in Column G of the Summary Compensation Table on page 43 of this Proxy Statement. The specific amounts included in Column D are shown below.

	Earnings (Losses) on Income
	Deferral Program and	Change in Value on All
	Excess and Int’l	Vested CLCs at Last
Name	Savings Plans($)	FYE($)	Total($)

W. C. Weldon	$(4,694,427)	$4,284,120	$(410,307)
D. J. Caruso	(24,858)	316,350	291,492
C. A. Poon	(297,975)	1,396,499	1,098,524
R. C. Deyo	(225,522)	1,914,061	1,688,539
C. A. Goggins	(157,240)	1,470,599	1,313,359

Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in Column E include the full balance from the Executive Income Deferral Plan, Excess Savings Plan and International Savings Plan. These amounts also include the full value (at $32.47) of all vested CLCs held by each Named Executive Officer as of fiscal year-end 2008. The specific amounts included in Column E are shown below.

	Full Balance of Income	Full Value of All
	Deferral Plan and Excess	Vested CLCs
Name	and Int’l Savings Plans ($)	at Last FYE ($)	Total ($)

W. C. Weldon	$14,871,440	$48,808,904	$63,680,344
D. J. Caruso	164,523	3,604,170	3,768,693
C. A. Poon	1,273,510	15,910,300	17,183,810
R. C. Deyo	1,479,257	21,806,852	23,286,109
C. A. Goggins	1,063,322	16,754,520	17,817,842

Each of the Named Executive Officers participates in two or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all Named Executive Officers), International Savings Plan (Mr. Weldon and Ms. Goggins), Executive Income Deferral Plan (Messrs. Weldon and Deyo and Ms. Poon and Ms. Goggins) and CLC Plan (all Named Executive Officers).

The Company’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $230,000 in 2008). The Excess Savings Plan credits an unfunded account with 4.5% of base salary in excess of the IRS limit. The rate of earnings credited to the Excess Savings Plan accounts is equal to actual earnings (losses) in the Balanced Fund investment option within the Company’s 401(k) Savings Plan ((29.5)% in 2008). Distribution of Excess Savings Plan account balances will be made as a single lump sum shortly after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Mr. Weldon and Ms. Goggins have each worked at Johnson & Johnson locations outside of the United States where no U.S. tax-qualified savings plan was available. As a result, accounts in the International Savings Plan were credited with 3% of base salary for those periods. The rate of earnings credited to the International Savings Plan accounts is equal to actual earnings in the Fixed Interest Fund investment option within the Company’s 401(k) Savings Plan (5.1% in 2008). Distribution of International Savings Plan accounts are made upon retirement or separation from the Company.

Under the Executive Income Deferral Program, certain executives are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from the Company. The option to defer payment of CLC dividend equivalents was discontinued in 2009. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement; or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on three investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the Balanced Fund investment option within the Company’s 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2008, the return on the One-Year Treasury Bill option was 3.29% and the aggregate return (loss) on Johnson & Johnson Common Stock for these participants was (13.09)%.

No withdrawals or distributions were made to any of the Named Executive Officers under any of the Company’s defined contribution or non-tax-qualified compensation deferral plans in 2008.

DIRECTOR COMPENSATION — 2008

The following table provides information concerning the compensation of the Company’s Non-Employee Directors for 2008. Directors who are employees of the Company receive no additional compensation for their services as Directors or as members of Board committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

	B
	Fees Earned	C	D
A	or Paid	Stock	All Other	E
Name	in Cash($)	Awards($)	Compensation($)	Total($)

M. S. Coleman	$110,000	$99,973	$29,344	$239,317
J. G. Cullen	130,000	99,973	9,344	239,317
M. M. E. Johns	110,000	99,973	28,717	238,690
A. G. Langbo	120,000	99,973	29,344	249,317
S. L. Lindquist	110,000	99,973	9,344	219,317
L. F. Mullin	120,000	99,973	29,344	249,317
W. D. Perez	110,000	99,973	22,906	232,879
C. Prince	116,861 (1)	99,973	5,604	222,438
S. S Reinemund(2)	38,000 (3)	99,973	121,902	259,875
D. Satcher	120,000	99,973	9,344	229,317

(1)	Pro rated for partial service year as committee Chairman.

(2)	Retired and did not stand for re-election in 2008.

(3)	Pro rated for partial service year.

Fees Earned or Paid in Cash (Column B)

In 2008, each Non-Employee Director received an annual fee of $100,000 for his or her service as a member of the Company’s Board of Directors. In addition, Non-Employee Directors received an annual fee of $5,000 for service on a Board committee, or $15,000 if he or she was Chairman of the committee. The Presiding Director was paid an additional annual fee of $10,000. Non-Employee Directors were eligible to receive meeting fees of $1,500 per day if they attended a committee meeting held on a day other than a Board meeting day. Meeting fees were not paid for participation in telephonic committee meetings.

Stock Awards (Column C)

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the LTI Plan in the form of shares of restricted Common Stock having a value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,619 shares of restricted Common Stock under the LTI Plan in February 2008 for service on the Board in 2007 and 1,714 shares of restricted Common Stock in February 2009 for service on the Board in 2008. The restricted shares become freely transferable on the third anniversary of the grant date. (In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of unrestricted Common Stock upon first becoming a member of the Board.) All figures in Column C represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2008, which for all grants was equal to the grant date fair value, computed in accordance with FAS 123R.

The aggregate number of stock options outstanding for each Non-Employee Director and Mr. Reinemund as of December 28, 2008 is indicated in the table below. The compensation costs for all of these options were recognized by the Company for financial reporting purposes prior to fiscal 2006. The Company ceased granting stock options to Non-Employee Directors after February 2004.

Name	Options ( # )

M. S. Coleman	7,600
J. G. Cullen	26,250
M. M. E. Johns	—
A. G. Langbo	26,250
S. L. Lindquist	7,600
L. F. Mullin	26,250
W. D. Perez	—
C. Prince	—
S. S Reinemund	7,600
D. Satcher	13,900

Non-Employee Directors are subject to the Stock Ownership Guidelines for Directors and Executive Officers described in the section entitled “Compensation Discussion and Analysis — Section IV — Additional Information Concerning Executive Compensation — Stock Ownership Guidelines for Directors and Executive Officers” on page 41 of this Proxy Statement.

All Other Compensation (Column D)

Amounts in Column D reflect the dollar value of dividend payments on shares of restricted Common Stock in 2008, contributions made under the Company’s charitable matching gift program, and, in the case of Mr. Reinemund, amounts paid upon retirement from the Board under the Deferred Fee Plan for Non-Employee Directors.

Non-Employee Directors are eligible to participate in the Company’s charitable matching gift program for employees, pursuant to which the Company will contribute, on a two-to-one basis, up to $20,000 per year per employee or Non-Employee Director to educational and certain other charitable institutions. In 2008, Drs. Coleman and Johns and Messrs. Langbo, Mullin and Perez participated in this program with the Company contributing $20,000 on behalf of each Director participant.

Deferred Fee Plan for Non-Employee Directors

Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her fees until or beyond termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. (Non-Employee Directors who have served on the Board since prior to January 1, 1996 instead may elect to “invest” deferred fees into CLCs under the CLC Plan up to the time of termination of his/her directorship. Currently, no Directors have elected this option.) All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents in the same amount and at the same time as dividends on the Company’s Common Stock.

Additional Arrangements

The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the internal auditors, the independent auditors, the Chief Financial Officer and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended December 28, 2008 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit committee concerning independence, and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 57 of this Proxy Statement). All of the non-audit services provided by the independent auditors since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 58 of this Proxy Statement.) When approving the retention of the independent auditors for these non-audit services, the Audit Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on February 9, 2009, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditors.

                          Mr. James G. Cullen, Chairman
                          Dr. Mary Sue Coleman
                          Mr. Leo F. Mullin

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2009. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

During fiscal years 2007 and 2008, PricewaterhouseCoopers not only acted as the independent registered public accounting firm for the Company and its subsidiaries (work related to the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the Company and its subsidiaries other services.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. These rules became effective on May 6, 2003 for new engagements. All engagements with independent auditors to perform a prohibited non-audit service entered into prior to May 6, 2003 were required to be completed before May 6, 2004. Since May 6, 2004, PricewaterhouseCoopers has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers will continue to provide certain accounting, additional audit, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2008 and 2007 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and Other Services. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2008	2007

Audit Fees	$24,110,000	$21,995,000
Audit-Related Fees	7,810,000	6,705,000

Total Audit and Audit-Related Fees	31,920,000	28,700,000

Tax Fees	6,000,000	6,800,000

Other Services	650,000	560,000

Total Fees	$38,570,000	$36,060,000

Audit Fees — Consists of professional services rendered for the audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-Related Fees — Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards.

Tax Fees — In 2008, approximately 72% of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions). Other tax services included state and local tax planning and consultations with respect to various domestic and international tax matters. In 2007, approximately 64% of Tax Fees were related to tax compliance.

Other Services — Consists of reviews for compliance with various government regulations relating to the health care industry and privacy standards, risk management reviews and assessments, audits of various contractual arrangements to assess compliance, validation reviews of systems to assess compliance with Food and Drug Administration (FDA) rules, and projects relating to reviewing systems security controls.

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews related to privacy; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

If the Company wants to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.

In 2008, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2009.

ITEM 3:  SHAREHOLDER PROPOSAL ON ADVISORY VOTE
ON EXECUTIVE COMPENSATION POLICIES AND DISCLOSURE

The following shareholder proposal has been submitted to the Company for action at the meeting by the College Retirement Equities Fund (CREF) of New York, New York, a holder of approximately 20,200,000 shares of the Company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

“RESOLVED, that the shareholders of Johnson & Johnson (the ‘Company’) recommend that the board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company management, seeking an advisory vote of shareholders to ratify and approve the board Compensation Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

Supporting Statement

Investors have long been concerned about inappropriate executive compensation and the current financial crisis has highlighted the importance of the link between financial incentives and company performance. Over the past two years, shareholders have filed over 100 “Advisory Vote” resolutions, with many garnering over 50% support.

In 2007 TIAA-CREF became the first U.S. institution to implement an Advisory Vote, offering our participants with a vote and a mechanism to provide feedback to the board and management though a website. TIAA-CREF trustees have found the vote and participant feedback relevant and useful in their compensation planning.

In 2008 Aflac became the first U.S. listed company to provide its shareholders with an Advisory Vote resulting in a 93% vote in favor. This result indicates that investors will provide support where appropriate and will not automatically vote against compensation plans.

Congress has initiated legislation to mandate an Advisory Vote for all companies. We strongly believe that a market-based solution, rather than legislation, would provide both companies and shareholders with a more flexible alternative. It is for this reason that we have asked Johnson & Johnson to take a leadership role in voluntarily adopting an Advisory Vote.

TIAA-CREF does not believe that shareholders should be in the business of setting compensation, and this proposal does not seek to interfere with the process. However, we believe that the results of an Advisory Vote would help the board and management understand shareholder views on the quality of the company’s executive compensation disclosure.

We believe that a company that clearly explains its compensation philosophy and metrics, reasonably links pay to performance and communicates effectively to investors will, like Aflac, receive a positive response to a management-sponsored Advisory Vote.

Shareholders should not be required to withhold votes from compensation committee members when executive compensation is at issue. With more companies requiring directors to receive majority support to be elected, investors must exercise care and restraint in withholding or voting against board members. Compensation should be addressed with a scalpel, not a sledge hammer, and an Advisory Vote provides shareholders with an appropriate tool to do so.

We urge our board to provide shareholders with an Advisory Vote on executive compensation and ask our fellow shareholders to join us by voting FOR this proposal.

MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The Board of Directors takes its role in establishing the Company’s policies and practices for the compensation of its executive officers very seriously, and this approach is reflected in great detail in the sections of this Proxy Statement entitled “Corporate Governance” and “Compensation Discussion and Analysis” (CD&A). Establishing the Company’s policies and practices is a lengthy, time-consuming process each year that involves many considerations by the Board and the Compensation & Benefits Committee of the Board, with the assistance of management and outside experts. The members of the Board are mindful of the fiduciary duties they owe to the shareholders as their duly elected representatives and take the views expressed by shareholders into consideration when fulfilling their responsibilities. Given the broad range of issues and input around compensation, the Board believes that it is in the best position of all of stakeholders of the Company to make the difficult and complex decisions regarding the policies and practices for the compensation of its executive officers.

The addition of an advisory vote to “ratify and approve the board Compensation Committee Report and the executive compensation policies and practices as set forth in the Company’s [CD&A],” however well intentioned, would not assist the Board in carrying out its duties, and the voting results could easily be misconstrued. For example, a vote heavily in favor of the Company’s executive compensation policies and practices for a given year could lead management or the Board to ignore legitimate concerns expressed by a small minority of shareholders. Likewise, a vote heavily against the Company’s executive compensation policies and practices could be the by-product of events beyond the Company’s control, or a reaction to unrelated events at other companies, and have the effect of pressuring management and the Board to make changes to the Company’s executive compensation policies and practices that are not in the long-term interests of the Company or its shareholders.

The Board believes that the results of any vote for or against the Company’s executive compensation policies and practices, without comprehensive analysis of the component parts of those policies and practices, would be overly simplistic and would not give the Board useful insight into what particular aspects of the Company’s executive compensation policies and practices need to be addressed or how to address them.

The Board believes that the best and most constructive means shareholders have of expressing concerns regarding executive compensation, or any other aspect of the Company’s business, is through direct communication with the Board, the process for which is described in the section entitled “Corporate Governance — Communication with the Board” appearing on page 16 of this Proxy Statement. This avenue of direct communication empowers any shareholder to clearly articulate their concerns about matters of importance in a way that the Board can evaluate, follow up with the shareholder when appropriate, and take action when deemed necessary. The Board strongly encourages shareholders to use this important tool in the governance process.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

OTHER MATTERS

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote via Internet or by telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. You may also vote in person at the meeting.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Your telephone or Internet vote must be received by 11:00 p.m., Eastern Time, on April 22, 2009.

Vote via Internet • Log on to the Internet and go to www.investorvote.com/JNJ • Follow the steps outlined on the secured website.
Vote by telephone
• Within the US, Canada & Puerto Rico, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
• Outside the US, Canada & Puerto Rico, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals
The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Against	Abstain

	01 — Mary Sue Coleman	☐	☐	☐

	02 — James G. Cullen	☐	☐	☐

	03 — Michael M. E. Johns	☐	☐	☐

	04 — Arnold G. Langbo	☐	☐	☐

	05 — Susan L. Lindquist	☐	☐	☐

	06 — Leo F. Mullin	☐	☐	☐

	07 — William D. Perez	☐	☐	☐

	08 — Charles Prince	☐	☐	☐

	09 — David Satcher	☐	☐	☐

	10 — William C. Weldon	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.

2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm	For ☐	Against ☐	Abstain ☐
The Board of Directors recommends a vote AGAINST Proposal 3.

		For	Against	Abstain
3.	Advisory Vote on Executive Compensation Policies and Disclosure	☐	☐	☐
Non-Voting Items

	Yes		Yes
Request for Admission Ticket to Annual Meeting	☐	Special Action — Discontinue Annual Report Mailing for this Account	☐
Request for Guest Ticket to Annual Meeting	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A and B ON BOTH SIDES OF THIS CARD.

ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s annual report and proxy materials via Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials online.
•	Registered shareholders, to sign up for this optional service, visit www.computershare.com/us/ecomms.

•	Employee savings plan holders, to sign up for this optional service, visit www.computershare.com/econsent.
JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS
If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting by telephone or via the Internet), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.

▼ IF YOU HAVE NOT VOTED VIA INTERNET OR BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Johnson & Johnson

Notice of 2009 Annual Meeting of Shareholders
Hyatt Regency Hotel
Two Albany Street, New Brunswick, NJ
Proxy Solicited by Board of Directors for Annual Meeting — April 23, 2009, 10:00 a.m., Eastern Time
The signatory hereto hereby appoints D. J. Caruso and R. C. Deyo and each or either of them as Proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of the Common Stock of Johnson & Johnson which the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 23, 2009 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The Proxies appointed hereby may act by a majority of said Proxies present at the meeting (or if only one is present, by that one).
Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies have authority to vote FOR election of all Director nominees, FOR proposal 2 and AGAINST proposal 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of Address — Please print new address below.	Comments — Please print your comments below.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A and B ON BOTH SIDES OF THIS CARD.